UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Black Stone Minerals, L.P.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

April 27, 2018

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 14, 2018

Dear Unitholders of Black Stone Minerals, L.P.:

Notice is hereby given that the 2018 annual meeting of limited partners (the “Annual Meeting”) of Black Stone Minerals, L.P. (the “Partnership”) will be held on June 14, 2018, at 2:00 p.m., local time, at the Four Seasons Hotel – Houston, 1300 Lamar Street, Houston, Texas, 77002, for the following purposes:

1.	to elect directors to the Board of Directors (the “Board”) of Black Stone Minerals GP, L.L.C., the general partner of the Partnership (the “General Partner”), each to serve until the 2019 annual meeting of limited partners and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal;

2.	to ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as the Partnership’s independent registered public accounting firm for the year ending December 31, 2018;

3.	to approve, on a non-binding advisory basis, the compensation of the General Partner’s named executive officers for the year ended December 31, 2017;

4.	to approve, on a non-binding advisory basis, the preferred frequency of advisory votes on executive compensation; and

5.	to transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of the General Partner has fixed the close of business on April 19, 2018 as the record date for the Annual Meeting. Holders of record of the Partnership’s common units, subordinated units, and preferred units as of the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting.

Pursuant to the rules adopted by the Securities and Exchange Commission, the Partnership is providing access to its proxy materials primarily via the Internet, rather than mailing paper copies of these materials to each unitholder. On or about April 27, 2018, the Partnership began mailing a Notice of Internet Availability of Proxy Materials to its unitholders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote in person at the Annual Meeting. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials.

If your units are held in street name, you will receive instructions from the holder of record detailing how to direct the voting of your units. Internet and/or telephone voting will also be offered to unitholders holding units in street name.

The Partnership urges you to review the proxy materials carefully and to submit your proxy or voting instructions as soon as possible so that your units will be represented at the Annual Meeting.

By Order of the Board of the General Partner,

/s/ Steve Putman

Steve Putman

Senior Vice President, General Counsel, and

Secretary of Black Stone Minerals GP, L.L.C.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 14, 2018

The Notice of Annual Meeting, the Proxy Statement, a form of proxy card, and the Partnership’s Annual Report on

Form 10-K for the year ended December 31, 2017 are available at http://www.astproxyportal.com/ast/20065/.

Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

PROXY STATEMENT

FOR

ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 14, 2018

i

ii

Black Stone Minerals, L.P.

1001 Fannin Street

Suite 2020

Houston, Texas 77002

PROXY STATEMENT

FOR

ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 14, 2018

Unless the context clearly indicates otherwise, references in this Proxy Statement to “BSMC” or “our predecessor,” refer to Black Stone Minerals Company, L.P. and its subsidiaries for time periods prior to the initial public offering of Black Stone Minerals, L.P. on May 6, 2015 (the “IPO”), and references to “we,” “our,” “us,” “the Partnership,” or like terms refer to Black Stone Minerals, L.P. and its subsidiaries for time periods subsequent to the IPO.

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Black Stone Minerals GP, L.L.C., our general partner (the “General Partner”), for use at our 2018 annual meeting of limited partners (the “Annual Meeting”) to be held on June 14, 2018, at 2:00 p.m., local time, at the Four Seasons Hotel – Houston, 1300 Lamar Street, Houston, Texas, 77002, and at any adjournment or postponement thereof. On or about April 27, 2018, we began mailing a Notice of Internet Availability of Proxy Materials to our unitholders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote in person at the Annual Meeting. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials.

If your units are held in street name, you will receive instructions from the holder of record detailing how to direct the voting of your units. Internet and/or telephone voting will also be offered to unitholders holding units in street name.

GENERAL INFORMATION

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our unitholders to consider and act upon the proposals described in this Proxy Statement and upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on our performance and respond to questions from unitholders.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, unitholders will be asked to consider and vote upon the following proposals:

1.	Proposal 1: to elect directors to the Board of the General Partner, each to serve until the 2019 annual meeting of limited partners (the “2019 Annual Meeting”) and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal;

2.	Proposal 2: to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2018;

3.	Proposal 3: to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2017; and

4.	Proposal 4: to approve, on a non-binding advisory basis, the preferred frequency of advisory votes on executive compensation.

In addition, any other matters that properly come before the Annual Meeting or any adjournments or postponements thereof will be considered. Management is not presently aware of any other business to properly come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote “FOR ALL” the director nominees to the Board of the General Partner set forth in this Proxy Statement (Proposal 1) , “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2), “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers for the year ended December 31, 2017 (Proposal 3), and for the approval, on a non-binding advisory basis, of holding the advisory vote on the compensation of our named executive officers every “ONE YEAR” (Proposal 4).

Right to Vote

Pursuant to the First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated May 6, 2015, as amended (the “Partnership Agreement”), only holders of common units, subordinated units, and preferred units on the Record Date (as defined below) are entitled to notice of, and to vote at, the Annual Meeting. Such unitholders will vote together as a single class. Holders of common units and subordinated units are entitled to one vote per unit at the Annual Meeting, and holders of preferred units are entitled to vote their preferred units on an “as-converted basis.”

If any person or group (other than the limited partners of BSMC prior to the IPO; their transferees; persons who acquired their units with the prior approval of the Board of the General Partner; holders of Series B preferred units in connection with any vote, consent, or approval of the Series B preferred units as a separate class; and persons who own 15% or more of any class as a result of any redemption or purchase of any other person’s units or similar action by us or any conversion of the Series B preferred units at our option) beneficially owns 15% or more of any class of common units, subordinated units, or preferred units as of the Record Date, that person or group will not be entitled to notice of, and to vote at, the Annual Meeting.

In addition, solely with respect to the election of directors, the Partnership Agreement provides that we and the General Partner are not entitled to vote our units, if any, and such units will not be counted when calculating the required votes for the election of directors and will not be deemed outstanding for purposes of determining a quorum for the Annual Meeting. These units will not be treated as a separate class of partnership securities for purposes of the Partnership Agreement.

The Board has fixed the close of business on April 19, 2018 as the record date (the “Record Date”) for the determination of unitholders entitled to notice of, and to vote at, the Annual Meeting. As of close of business on the Record Date, there were, outstanding and entitled to vote, 105,168,276 common units held by 495 holders of record, 96,328,836 subordinated units held by 944 holders of record, and 14,711,219 Series B preferred units held by 1 holder of record (representing 14,711,219 common units on an as-converted basis). In the aggregate, as of the Record Date, there were outstanding and entitled to vote 216,208,331 units held by 1,005 holders of record.

A list of holders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1001 Fannin Street, Suite 2020, Houston, Texas, 77002 from April 27, 2018 to the date of our Annual Meeting. A copy of this list will be provided to you at no charge upon written request to Investor Relations at Black Stone Minerals, L.P. at the above listed address. The list will also be available for inspection by any unitholder present at the Annual Meeting.

Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Voting Procedures

Registered Holders

If, on the Record Date, you hold units that are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a registered holder with respect to those units and entitled to notice of and to vote at the Annual Meeting. On or about April 27, 2018, we began mailing a Notice of Internet Availability of Proxy Materials to our registered holders of record detailing how to access the proxy materials electronically and how to submit a proxy by telephone, Internet, or mail or vote in person at the Annual Meeting. As a registered holder of record, you may vote your units by one of the following methods:

•	By Internet. You may submit a proxy electronically via the Internet by following the on-screen instructions at www.voteproxy.com. Please have your Notice of Internet Availability of Proxy Materials, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Internet Availability of Proxy Materials.

•	By Telephone. You may view the proxy materials and obtain the toll free number to call at www.voteproxy.com. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	By Mail. If you request paper copies of the proxy materials, you may submit a proxy by signing, dating, and returning the proxy card in the pre-addressed envelope. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot which will be provided at the Annual Meeting. However, attending the meeting without completing a ballot will not count as a vote. Please read “—Annual Meeting Admission.”

If you submit an executed proxy but do not give voting instructions as to how your units should be voted on a particular proposal at the Annual Meeting, your units will be voted in accordance with the recommendation of the Board as stated in this Proxy Statement. If you are a registered holder and you do not submit a proxy or attend the meeting and vote in person, your units will not be voted on the proposals or counted for the purpose of establishing a quorum at the Annual Meeting.

If you receive more than one Notice of Internet Availability of Proxy Materials, it is because your units are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice of Internet Availability of Proxy Materials received to ensure that all of your units are voted.

Beneficial Owners

If you hold units in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner with respect to these units and hold such units in “street name.” If you are a beneficial owner of units on the Record Date, the brokerage firm, bank, or other nominee (the “intermediary”) will provide instructions detailing how to direct the voting of your units through the intermediary. The intermediary that holds your units is considered the holder of record for purposes of voting at the Annual Meeting. Internet and/or telephone voting is also generally offered to unitholders holding units in street name, but you must follow the instructions provided by the intermediary.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the holder of record, you may not vote your units in person at the Annual Meeting unless you obtain a signed proxy from the intermediary giving you the right to vote the units. Please read “—Annual Meeting Admission.”

If you do not vote your units in person or instruct the intermediary how to vote your units, the intermediary may vote your units as they decide for each matter for which they have discretionary authority under New York Stock Exchange (“NYSE”) rules. The election of directors (Proposal 1), approval of the compensation of our named executive officers (Proposal 3) and approval of the preferred frequency of advisory votes on executive compensation

(Proposal 4) are non-discretionary matters, meaning that intermediaries do not have discretionary authority to vote unless they receive timely instruction from you. As such, for Proposals 1, 3, and 4 to be voted on at the Annual Meeting, you must provide timely instructions on how the intermediary should vote your units. When an intermediary does not have discretion to vote on a particular matter, you have not given timely instructions on how the intermediary should vote your units, and the intermediary indicates it does not have authority to vote such units on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters, and, as such, broker non-votes will not be counted as a vote “FOR” or “AGAINST” Proposals 1, 3, and 4.

The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2) is a discretionary matter on which intermediaries may vote in the absence of timely instructions from you.

Annual Meeting Admission

Only unitholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person (regardless of whether you intend to vote your units in person at the Annual Meeting), you must present a valid form of government-issued photo identification. If you wish to attend the Annual Meeting and your units are held in street name with an intermediary, you will also need to bring a copy of your brokerage statement or other documentation reflecting your unit ownership as of the Record Date.

The Annual Meeting will be held at the Four Seasons Hotel – Houston, 1300 Lamar Street, Houston, Texas, 77002.

Revoking Your Proxy

If you are a registered holder, you may change your vote or revoke your proxy at any time before the units are voted at the Annual Meeting by:

•	timely delivering a valid, later-dated, executed proxy card;

•	timely submitting a proxy with new voting instructions through the Internet or by telephone prior to the time the Internet and telephone voting facilities are closed and no longer available (the date and time of which is specified on the Notice of Internet Availability of Proxy Materials);

•	voting in person at the Annual Meeting by completing a ballot (attending the meeting without completing a ballot will not revoke any previously submitted proxy); or

•	filing a written notice of revocation on or before the date of the Annual Meeting with the General Counsel of Black Stone Minerals, L.P. at 1001 Fannin Street, Suite 2020, Houston, Texas, 77002.

If you are a beneficial owner and you submit voting instructions to your intermediary, you may change your vote by submitting new voting instructions in accordance with such intermediary’s procedures.

Quorum

The holders of a majority of the common units, subordinated units, and preferred units (on an as-converted basis), in the aggregate, represented in person or by proxy shall constitute a quorum at the Annual Meeting, unless any such action requires approval by holders of a greater percentage of the units in which case the quorum shall be the greater percentage. Proxies received but marked as abstentions and broker non-votes will be included in the number of units considered to be present at the Annual Meeting for purposes of establishing a quorum. The unitholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough unitholders to leave less than a quorum. In the absence of a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

Required Votes

Election of Directors (Proposal 1)

Pursuant to the Partnership Agreement, the directors of the Board of the General Partner are elected by a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. Each unitholder entitled to vote at the Annual Meeting is entitled to cumulate his or her votes in the election of directors and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of common units, subordinated units, and preferred units (on an as-converted basis) held by the unitholder, multiplied by (y) the number of directors to be elected at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on the election of directors. In addition, as described below under “Majority Voting Policy,” each of the incumbent director nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board of the General Partner.

Ratification of our Independent Registered Public Accounting Firm (Proposal 2)

Pursuant to the Partnership Agreement, the proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2018 requires approval by a majority of the votes cast by the unitholders entitled to vote at the Annual Meeting. Abstentions will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. Because intermediaries will have discretion to vote units without the direction of their clients with respect to this proposal, there will not be any broker non-votes with respect to this proposal.

Approval of the Compensation of our Named Executive Officers (Proposal 3)

Pursuant to the Partnership Agreement, the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2017 requires approval by a majority of the votes cast by the unitholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. While this vote does not bind the Board to any particular action, the Board values the input of the limited partners and will take into account the outcome of this vote in considering future compensation arrangements.

Approval of the Preferred Frequency of Advisory Votes on Executive Compensation (Proposal 4)

Pursuant to the Partnership Agreement, the proposal to approve, on a non-binding advisory basis, the preferred frequency of advisory votes on executive compensation requires approval by a majority of the votes cast by the unitholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. This advisory vote on the frequency of future say-on-pay votes is not binding on the Partnership or the Board. However, the Board values the input of the limited partners and will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Solicitation of Proxies

This solicitation of proxies is being made by the Board of the General Partner, and we will bear all costs incurred in the solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our units. We may solicit proxies by mail, telephone, or via the Internet through our executive officers, directors, and other management employees, who will receive no additional compensation for their services.

2017 Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available on our website at www.blackstoneminerals.com in the “SEC Filings” subsection of the “Investors” section. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each unitholder to whom a Notice of Internet Availability of Proxy Materials is delivered upon the written request of such person addressed to Investor Relations at Black Stone Minerals, L.P., 1001 Fannin Street, Suite 2020, Houston, Texas, 77002.

PROPOSAL 1—ELECTION OF DIRECTORS

At the recommendation of the nominating and governance committee of the Board, the Board of the General Partner has nominated the following individuals for election as directors of the Board of the General Partner, each to serve until the 2019 Annual Meeting and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal:

William G. Bardel

Carin M. Barth

Thomas L. Carter, Jr.

D. Mark DeWalch

Ricky J. Haeflinger

Jerry V. Kyle, Jr.

Michael C. Linn

John H. Longmaid

William N. Mathis

William E. Randall

Alexander D. Stuart

Allison K. Thacker

Each director nominee is currently serving on the Board of the General Partner. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below in each director’s biographical information under the heading “Executive Officers and Directors.”

The election of directors in this Proposal 1 requires the affirmative vote of a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. Each unitholder entitled to vote at the Annual Meeting is entitled to cumulate his or her votes in the election of directors and give one candidate, or divide among any number of candidates, a number of votes equal to the product of (x) the number of common units, subordinated units, and preferred units (on an as-converted basis) held by the unitholder, multiplied by (y) the number of directors to be elected at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of directors. In addition, as described below under “Majority Voting Policy,” each of the incumbent director nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board of the General Partner.

Unless otherwise indicated on the proxy, the persons named as proxies will vote “FOR ALL” of the nominees listed above. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board of the General Partner.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES.

EXECUTIVE OFFICERS AND DIRECTORS

The following table shows information for the executive officers, directors and director nominees of the General Partner. Executive officers serve at the discretion of the Board. Directors hold office until their successors are duly elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age as of the Annual Meeting	Position With The General Partner
Thomas L. Carter, Jr.*	66	President, Chief Executive Officer, and Chairman
Jeffrey P. Wood	47	Senior Vice President and Chief Financial Officer
Holbrook F. Dorn	41	Senior Vice President, Business Development
Brock Morris	54	Senior Vice President, Engineering and Geology
Steve Putman	43	Senior Vice President, General Counsel, and Secretary
Dawn K. Smajstrla	47	Vice President and Chief Accounting Officer
William G. Bardel*	78	Director
Carin M. Barth*	55	Director
D. Mark DeWalch*	56	Director
Ricky J. Haeflinger*	62	Director
Jerry V. Kyle, Jr.*	57	Director
Michael C. Linn*	66	Director
John H. Longmaid*	72	Director
William N. Mathis*	52	Director
William E. Randall *	51	Director
Alexander D. Stuart*	67	Director
Allison K. Thacker*	44	Director

*	Nominated for election to the Board at the 2018 Annual Meeting.

Thomas L. Carter, Jr. Mr. Carter has served as President, Chief Executive Officer, and Chairman of the General Partner since November 2014. Mr. Carter founded BSMC, our predecessor, and served as President, Chief Executive Officer, and Chairman of Black Stone Natural Resources, L.L.C. (“BSNR”), the former general partner of BSMC, from 1998 to 2015. Mr. Carter served as Managing General Partner of W.T. Carter & Bro. from 1987 to 1992 and Black Stone Energy Company from 1980 to present, both of which preceded the General Partner. Mr. Carter founded Black Stone Energy Company, BSMC’s operating and exploration subsidiary, in 1980. From 1978 to 1980, Mr. Carter served as a lending officer in the Energy Department of Texas Commerce Bank in Houston, Texas, after serving in various other roles from 1975. Mr. Carter received M.B.A. and B.B.A. degrees from the University of Texas at Austin. Mr. Carter has been a director of Carrizo Oil & Gas Inc. since 2005. He has served in various capacities at Episcopal High School in Houston, Texas since 2004, including as a Trustee and a member of its executive committee. Mr. Carter currently serves on Episcopal High School’s advisory board. He has served as a Trustee of St. Edward’s University since 2009 and as a Trustee Emeritus of The Lawrenceville School. Mr. Carter also serves on the University of Texas at Austin Internal Audit Committee and the University Lands Advisory Board.

Mr. Carter’s extensive industry and executive management experience and his background in finance qualify him to serve on the Board.

Jeffrey P. Wood. Mr. Wood has served as Senior Vice President and Chief Financial Officer of the General Partner since November 2016. Mr. Wood has over 20 years of senior financial leadership and capital markets experience, most recently as Executive Vice President and Chief Financial Officer of Siluria Technologies, Inc., a leading innovator of process technologies for the energy and petrochemical industries. Prior to Siluria, Mr. Wood was Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, a publicly traded master limited partnership with upstream, midstream, and minerals operations. Prior to Eagle Rock, Mr. Wood spent 11 years at Lehman Brothers Holdings, Inc. in a number of investment banking and investment management positions focused primarily on the MLP sector. Mr. Wood started his career in public accounting with Price Waterhouse LLP. He has an MBA from the University of Chicago, Booth School of Business and a BA from Baylor University. Mr. Wood also serves as a member of the board of directors of the general partner of USD Partners LP and serves as chairman of the audit committee and as a member of the conflicts committee.

Holbrook F. Dorn. Mr. Dorn has served as Senior Vice President, Business Development of the General Partner since November 2014. Mr. Dorn served as Senior Vice President, Business Development of BSNR from 2010 to 2015. Prior to serving as Senior Vice President of BSNR, Mr. Dorn served as Vice President, Business Development from 2008 through 2010. He was also previously employed at BSMC from 2002 to 2004 as an Associate in Business Development. Mr. Dorn also served at Touradji Capital Management, LP from 2006 to 2008. Mr. Dorn received a B.B.A. from the University of Texas at Austin and an M.B.A. from Columbia University.

Brock Morris. Mr. Morris has served as Senior Vice President, Engineering and Geology of the General Partner since November 2014. Mr. Morris served as Senior Vice President, Engineering and Geology of BSNR from 2013 to 2015. From 2006 to 2013, Mr. Morris served as Managing Director—Exploration and Production of Quintana Capital Group and its energy-focused private equity funds, overseeing all upstream oil and natural gas investments. He served as Vice President, Exploration and Production of Quintana Minerals Corporation from 1995 to 2006 and in various engineering and management roles at Quintana Petroleum Corporation from 1985 to 1995. Mr. Morris received a B.S. in Petroleum Engineering from Texas A&M University.

Steve Putman. Mr. Putman has served as Senior Vice President, General Counsel, and Secretary of the General Partner since November 2014. Mr. Putman served as Senior Vice President, General Counsel, and Secretary of BSNR from 2013 to 2015. Prior to joining BSMC, Mr. Putman was Managing Director and General Counsel of Quintana Capital Group from 2008 to 2013 and Vice President, General Counsel, and Secretary of Quintana Maritime Limited from 2005 to 2008. He also worked as an associate at Vinson & Elkins L.L.P. from 2001 to 2005 and Mayer Brown LLP from 2000 to 2001. Mr. Putman received a B.A. from the University of Texas at Austin and a J.D. from the University of Chicago. He is licensed to practice law in the states of Texas and Illinois.

Dawn K. Smajstrla. Ms. Smajstrla has served as Vice President and Chief Accounting Officer of the General Partner since September 2015. Prior to joining the General Partner, she was employed at LRR Energy, LP from December 2013 to September 2015 as Vice President, Controller, and Chief Accounting Officer. She also worked at Goodrich Petroleum from 2010 through 2013 as Vice President, Controller, and Principal Accounting Officer. Ms. Smajstrla was employed by Anadarko Petroleum from 2008 to 2010 in financial reporting and corporate audit roles. Prior to joining Anadarko, Ms. Smajstrla worked in various financial reporting and corporate accounting roles for 13 years. Ms. Smajstrla received B.S. and M.B.A. degrees from The University of Houston. Ms. Smajstrla is a Certified Public Accountant.

William G. Bardel. Mr. Bardel has served as director of the General Partner since March 2015. Mr. Bardel served as director of BSNR from 2004 to 2015. He has acted as a financial consultant to a number of educational institutions since 2006. He previously served as the Chief Financial Officer of the Lawrenceville School, a preparatory high school in Lawrenceville, New Jersey, from 1994 until 2006. The Lawrenceville School had an annual budget of $40 million and an endowment of $200 million. Mr. Bardel served as a director of Hudson City Bancorp, Inc. from 2003 to 2015. From 1988 until 1994, Mr. Bardel was the head of the Government Advisory Group of Lehman Brothers in London, England. From 1984 to 1994, Mr. Bardel served as a managing director of Lehman Brothers. A graduate of Yale University, Mr. Bardel has a Masters degree from Oxford University where he was a Rhodes Scholar. Mr. Bardel received his J.D. from Harvard Law School.

Mr. Bardel brings valuable expertise to the Board of the General Partner due to his high level of familiarity with financial control issues and strategic planning, including time as a director for financial institutions.

Carin M. Barth. Ms. Barth has served as a director of the General Partner since March 2015. She has served as President of LB Capital, Inc., a private capital firm she co-founded in 1988, since 2005. She has also served on the boards of directors of Enterprise Products Holdings LLC since 2015; Group 1 Automotive, Inc. since 2017; and The Ronald McDonald House of Houston since 2007, and she has served as a Trustee of The Welch Foundation since 2012. Ms. Barth served on the boards of directors of Strategic Growth Bank Incorporated and its affiliate Capital Bank, N.A., a community banking operation, from 2010 to 2017; Western Refining, Inc., a public crude oil refiner and marketer of refined products, from 2006 to 2016; and the Bill Barrett Corporation, a public oil and natural gas exploration and development company, from 2012 to 2016. From 2008 to 2014, she served as a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech

University from 1999 to 2005 and was Chairman of the University’s endowment from 2001 to 2005, 2006 to 2010, and was again appointed as Chairman in 2012. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University. Ms. Barth also served as a director of Encore Bancshares, Inc., a financial holding and wealth management company, from 2009 to 2012 and Amegy Bank of Texas from 2001 to 2005. Except as listed above, Ms. Barth has not served as a director of a publicly traded company or a registered investment company in the past five years. Ms. Barth received a B.S. from the University of Alabama, summa cum laude, and a M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

Ms. Barth’s experience in varied financial matters, including as chief financial officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her service on numerous public and private company boards are key attributes, among others, that make her well qualified to serve on the Board of the General Partner.

D. Mark DeWalch. Mr. DeWalch has served as director of the General Partner since March 2015. Mr. DeWalch served as director of BSNR from 2009 to 2015. Mr. DeWalch has served as Executive Vice President and Chief Financial Officer of DeWalch Technologies, Inc. since 1993 and has been a co-owner of DeWalch Technologies, Inc. since 1995. Mr. DeWalch has served on the board of directors of DeWalch Technologies, Inc. since 1985. Mr. DeWalch also serves as President of DeWalch Holdings LLC and is co-owner of DeWalch Holdings LLC. Mr. DeWalch is Executive Vice President and co-owner of DeWalch FM LLC. Mr. DeWalch began his career in commercial banking in New York with the Irving Trust Company where he served as a lending officer. Mr. DeWalch received M.B.A. and B.B.A. degrees from the University of Texas at Austin.

Mr. DeWalch provides valuable financial expertise to the Board of the General Partner due to his background in commercial banking, as well as a unique operational perspective due to his experience with DeWalch Technologies, Inc.

Ricky J. Haeflinger. Mr. Haeflinger has served as a director of the General Partner since March 2015. Mr. Haeflinger served as a director of BSNR from January 2013 to 2015. Since 2012 and 2011, respectively, he has served as a Senior Investment Officer and Assistant Treasurer for Mayo Clinic, a non-profit, world-wide leader in medical care, research, and education, where he also has responsibility for Mayo Clinic Treasury Services operations, including the custodial relationship, actuarial relationship, issuance of corporate debt, and banking relationships. Mr. Haeflinger has worked continuously in the finance department of the Mayo Clinic for 24 years. Mr. Haeflinger has also served as director and Vice President of Latigo Petroleum, LLC, an independent oil and gas exploration and development company with headquarters in Odessa, Texas, since 2013.

Mr. Haeflinger brings financial expertise to the Board of the General Partner, as he holds an Accounting degree and an M.B.A. from Winona State University, and he has 24 years’ experience working in the finance department at the Mayo Clinic.

Jerry V. Kyle, Jr. Mr. Kyle has served as director of the General Partner since March 2015. Mr. Kyle served as director of BSNR from January 2013 to 2015. Mr. Kyle has been a Partner at Orrick, Herrington & Sutcliffe LLP since March 2018. From 2002 until February 2018, Mr. Kyle was a Partner at Andrews Kurth Kenyon LLP. Mr. Kyle received his J.D. from the University of Texas School of Law in 1990 and his B.A. from The Colorado College in 1984. He is a member of the Texas Bar Foundation and the Austin Bar Association.

Mr. Kyle’s extensive experience as a lawyer practicing in matters related to finance, lending, securities issuance and regulation, and legislative and regulatory affairs qualify him to serve on the Board of the General Partner.

Michael C. Linn. Mr. Linn has served as a director of the General Partner since March 2015. Mr. Linn served as director of BSNR from January 2013 to 2015. Mr. Linn is the founder of Linn Energy LLC and served as a director of Linn Energy LLC from December 2011 to 2016. Prior to such time, he was Executive Chairman of the Board of Directors of Linn Energy LLC since January 2010 and Chairman and Chief Executive Officer of Linn Energy, LLC from December 2007 to January 2010. Following his retirement as Executive Chairman of the Board of Linn Energy LLC in December 2011, Mr. Linn formed MCL Ventures LLC, a private investment vehicle that focuses on purchasing oil and natural gas royalty interests as well as non-operated interests in oil and natural gas wells. Mr. Linn has served as President and CEO of MCL Ventures LLC since 2012. Mr. Linn has also served as a member of the board of directors and compensation committee of Jagged Peak Energy since 2017, a member of the board of directors and Chairman of the Compensation Committee of Nabors Industries Ltd. since 2012, a senior advisor to Quantum Energy Partners since 2012 a member of the board of directors, and a member of the board of managers of Cavallo Mineral Partners, LLC and Wireline Holding Company, LLC. Mr. Linn served as a member of the board of directors and Chairman of the Conflicts Committee of Western Refining GP, LLC from 2013 to 2017, a member of the board of directors of Centrica plc from June 2013 to April 2016, and Chairman of the SHESEC Committee of Centrica plc. Mr. Linn received his J.D., cum laude, from the University of Baltimore School of Law in 1977 and his B.A. cum laude from Villanova University 1974.

Mr. Linn’s many years of experience as the Chief Executive Officer of a publicly traded oil and natural gas master limited partnership, as well as his deep industry knowledge and prior public company board experience, make him particularly well suited to serve on the Board of the General Partner.

John H. Longmaid. Mr. Longmaid has served as director of the General Partner since March 2015. Mr. Longmaid served as director of W.T. Carter & Bro., a predecessor to BSMC, then BSNR from 1984 to 2015. He has been the President of John Longmaid Designs, Inc., a Maine corporation since 1982. Mr. Longmaid holds a B.S. degree in physics/environmental science from the University of Puget Sound with additional studies in physical chemistry, advanced math, and engineering. He attended post graduate studies at Washington State University.

Mr. Longmaid brings a wealth of experience to the Board due to his continuous membership on the board of directors of W.T. Carter & Bro., as well as BSNR, where he gained experience overseeing entities in the oil and natural gas industry.

William N. Mathis. Mr. Mathis has served as director of the General Partner since March 2015. Mr. Mathis served as director of BSNR from 2009 to 2015. Since 2001, he has been the managing partner of Conti Street Partners LLC, an investment company in Houston, Texas. He has served on the board of Highland Resources, Inc. since 2004 and the board of The GRB Partnership since 1998, and has been chairman of Australis Aquaculture LLC since 2009. He has also served as managing member of Wellspring Energy Partners, L.P. since 2012. Mr. Mathis served on the board of Wilson Industries Inc. from 1994 to 1998, Paradigm Services LP from 1998 to 2008, and EnTouch Communications from 1999 to 2007. In addition, Mr. Mathis served on the board and executive committee of Davidson College and currently serves on the boards of The Museum of Fine Arts – Houston, The Chinquapin School, The Brown Foundation Inc. of Houston, The Texas Medical Center, and Texas Children’s Hospital. Mr. Mathis is a graduate of Davidson College.

Mr. Mathis’s extensive experience in the oil and natural gas industry as well as extensive director-level corporate governance expertise qualify him to serve on the Board of the General Partner.

William E. Randall. Mr. Randall has served as director of the General Partner since June 2017. Mr. Randall has been a commercial real estate developer since 2001, and owns, manages, and leases retail shopping centers in the greater Houston, Texas area in various single purpose entities not affiliated with the Partnership. Additionally, Mr. Randall is an active manager in family investments, including venture capital, farming and ranching operations, and stock portfolios. Mr. Randall is a Captain in the Naval Reserve and serves as an instructor for the Naval Leadership and Ethics Center. Mr. Randall has over 28 years of service in active and reserve component commands leading troops in combat and peace time operations. Mr. Randall currently serves on the board of Annunciation Orthodox School – Houston, The Beacon of Downtown Houston, and the Wayne Duddlesten Foundation. Mr. Randall received his B.S. from the United States Naval Academy in 1990 and M.B.A. from Rice Business School in 2001.

Mr. Randall provides valuable investment and acquisition expertise to the Board of the General Partner due to his background in commercial real estate development, as well as a unique perspective due to his service as a Captain in the Naval Reserve.

Alexander D. Stuart. Mr. Stuart has served as director of the General Partner since March 2015. Mr. Stuart served as director of BSNR from 1990 to 2015. He has been the President of North Star Investments, an investment firm responsible for identifying and managing a wide variety of assets, since 2004 and has served as the managing partner of RDS Investments, a limited partnership with extensive holdings in private equity, venture capital, real estate, energy, and publicly traded stocks and bonds since 2005. Mr. Stuart became a trustee of Lake Forest College in 2012 and St. Andrews School in 2009 and serves on the endowment committees for both institutions. Since 2006, Mr. Stuart has been a director of Northwestern Lake Forest Hospital and is also a member of the investment committee for the parent organization, Northwestern Memorial Hospital. Mr. Stuart received his A.B. from Princeton University and his M.B.A. from Harvard Business School.

Mr. Stuart’s investment management experience and experience serving as a director of BSNR qualify him to serve on the Board of the General Partner.

Allison K. Thacker. Ms. Thacker has served as director of the General Partner since March 2015. Ms. Thacker served as director of BSNR from January 2013 to 2015. She joined Rice University in 2011 as Vice President for Investments and Treasurer and President of the Rice Management Company with the responsibility of managing a $5.5 billion endowment fund. Prior to joining Rice University, Ms. Thacker spent 11 years with RS Investments, a San Francisco-based investment firm specializing in public equities. At RS Investments, Ms. Thacker held roles including portfolio manager, managing director, and research analyst. In the earlier portion of her career, Ms. Thacker served as a summer analyst at Putnam Investments and as a financial analyst in the energy investment banking group at Merrill Lynch & Co. She was a founding board member of KIPP Heartwood Academy, a college preparatory charter school serving East San Jose, California and is currently a member of the KIPP Houston Advisory board and the Houston Ballet board of trustees. Ms. Thacker is a graduate of Harvard Business School, where she received an M.B.A. She has a B.A. degree in economics with honors from Rice University.

Ms. Thacker brings significant financial expertise to the Board of the General Partner due to her extensive prior experience in investment management as well as her experience as a board member of BSNR.

GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of the General Partner believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to unitholders. Our Corporate Governance Guidelines cover the following principal subjects:

•	the size of the Board;

•	qualifications and independence standards for the Board;

•	director responsibilities;

•	meetings of the Board and of non-management directors;

•	committee functions and independence of committee members;

•	compensation of the Board;

•	self-evaluation and succession planning;

•	unitholder communications with directors; and

•	access to management and to independent advisors.

The Corporate Governance Guidelines are available on our web site at www.blackstoneminerals.com under the “Corporate Governance” subsection of the “Investors” section. The Corporate Governance Guidelines will be reviewed periodically and as necessary by our nominating and governance committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of the General Partner for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. We believe that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership Structure

The Board’s leadership structure does not separate the Chief Executive Officer and Chairman of the Board positions. The Board retains the authority to modify this structure as and when appropriate, and it is possible that the Board may decide to separate the Chief Executive Officer and Chairman of the Board positions in the future.

The Board believes that there is no single, generally accepted approach to providing Board leadership and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company as the right leadership structure may vary as circumstances change. The Board currently is of the view that it is in our best interest for the Chief Executive Officer to also serve as the Board’s Chairman. Mr. Carter serves as our President and Chief Executive Officer as well as Chairman of the Board. As the director most familiar with our business and industry and most capable of effectively identifying strategic priorities, he is best positioned to lead the Board through reviews of key business and strategic issues.

Executive Sessions of Non-Management Directors

The Board of the General Partner holds regular executive sessions in which the non-management directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The director who presides at these meetings, the lead director, rotates among the chairpersons of the Board’s committees. The lead director is responsible for preparing an agenda for the meetings of the non-management directors in executive session. Currently, all the non-management directors of the Board are independent under the listing requirements of the NYSE.

Risk Oversight Procedures

The Board of the General Partner as a whole oversees our assessment of major risks and the measures taken to manage such risks. For example, the Board:

•	oversees our long-term strategic plans, assesses risks that would cause us to fail to achieve our strategic plans and reviews strategies to mitigate those risks;

•	oversees management of our exposure to commodity prices through regular review of our hedging position and hedging policy;

•	monitors our liquidity profile and our compliance with the financial covenants contained in our borrowing arrangements; and

•	has established specific dollar limits on the commitment authority of members of management for certain transactions and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions.

The audit committee is responsible for overseeing and discussing with management our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures as well as the risks associated with our hedging strategy. The compensation committee is responsible for reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking. It also reviews and discusses the relationship between risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate any such risk. The Board of the General Partner does not consider its role in oversight of our risk management function to be relevant to its choice of leadership structure.

Director Independence

The Board has determined that Mr. Bardel, Ms. Barth, Mr. DeWalch, Mr. Haeflinger, Mr. Kyle, Mr. Linn, Mr. Longmaid, Mr. Mathis, Mr. Randall, Mr. Stuart, and Ms.  Thacker are independent as defined by the rules of the NYSE.

Committees of the Board

The Board of the General Partner has the following standing committees: audit committee, compensation committee, and nominating and governance committee. The Board will appoint a conflicts committee as necessary. The audit committee, the compensation committee, and the nominating and governance committee each have a written charter approved by the Board of the General Partner. Each of these written charters is available on our web site at www.blackstoneminerals.com under the “Corporate Governance” subsection of the “Investors” section. Summaries of the functions performed by and the membership of each committee of the Board are set forth below.

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
William G. Bardel		Chair
Carin M. Barth*	Chair
Thomas L. Carter, Jr.
D. Mark DeWalch			X
Ricky J. Haeflinger	X
Jerry V. Kyle, Jr.	X
Michael C. Linn		X
John H. Longmaid		X
William N. Mathis			Chair
William E. Randall	X
Alexander D. Stuart		X
Allison K. Thacker			X

*	Financial Expert

Audit Committee

We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Barth and Messrs. Haeflinger, Kyle, and Randall currently sit on the audit committee, with Ms. Barth acting as the committee chairperson. The Board has also determined that Ms. Barth qualifies as an “audit committee financial expert,” as such term is defined under Securities and Exchange Commission (“SEC”) rules.

The audit committee assists the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) qualifications and independence of our independent registered public accounting firm, and (iv) performance of our internal audit function and independent registered public accounting firm. The audit committee has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm is given unrestricted access to the audit committee and our management, as necessary.

Compensation Committee

Because we are a limited partnership, we are not required by the rules of the NYSE to have a compensation committee or a compensation committee composed entirely of independent directors. However, we nevertheless have a compensation committee, and all of its members meet the independence standards established by the NYSE. Messrs. Bardel, Linn, Longmaid, and Stuart currently sit on the compensation committee, with Mr. Bardel acting as the committee chairperson.

The compensation committee reviews and determines the compensation for the executive officers of the General Partner and reviews and makes recommendations to the Board of the General Partner regarding director compensation. The compensation committee also administers our incentive compensation and equity-based benefit plans.

The compensation committee is delegated all authority of the Board of the General Partner as may be required or advisable to fulfill its purposes. The compensation committee may delegate to any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Meetings may, at the discretion of the compensation committee, include members of management, other members of the Board, consultants or advisors, and such other persons as the compensation committee believes to be necessary or appropriate. The compensation committee will consult with our Chief Executive Officer when evaluating the performance of, and setting the compensation for, our executive officers other than the Chief Executive Officer.

The compensation committee may, in its sole discretion, retain and determine funding for legal counsel, compensation consultants, as well as other experts and advisors (collectively, “Committee Advisors”), including the authority to retain, approve the fees payable to, amend the engagement with and terminate any Committee Advisor, as it deems necessary or appropriate to fulfill its responsibilities. In 2017, the compensation committee engaged Frederick W. Cook & Co., Inc. (“FW Cook”) directly as its independent compensation consultant to assist the committee with its responsibilities related to our executive officer and director compensation programs. A representative of FW Cook attends compensation committee meetings, as requested, and communicates with the chair of the compensation committee between meetings. However, the compensation committee makes all decisions regarding the compensation of our executive officers and directors. FW Cook reports directly to the compensation committee and all work conducted by FW Cook for us is on behalf of the committee.

The compensation committee regularly reviews the services provided by its outside consultant and believes that FW Cook is independent under applicable SEC rules in providing executive compensation consulting services. In making this determination, the committee noted that during fiscal 2017:

•	FW Cook did not provide any services to us or our management other than services requested by or with the approval of the compensation committee, which were limited to executive officer and director compensation consulting;

•	FW Cook maintains a conflicts policy, which was provided to the compensation committee, with specific policies and procedures designed to ensure independence;

•	We have been advised by FW Cook that the fees we paid to FW Cook in 2017 were less than 1% of FW Cook total revenue;

•	None of the FW Cook consultants working on our matters had any business or personal relationship with any compensation committee members;

•	None of the FW Cook consultants working on our matters had any business or personal relationship with any of our executive officers; and

•	None of the FW Cook consultants working on our matters owns our units.

The compensation committee continues to monitor the independence of FW Cook on a periodic basis.

Nominating & Governance Committee

Because we are a limited partnership, we are not required by the rules of the NYSE to have a nominating and governance committee or a nominating and governance committee composed entirely of independent directors. However, we nevertheless have a nominating and governance committee, and all its members meet the independence standards established by the NYSE. Ms. Thacker and Messrs. Mathis and DeWalch currently sit on the nominating and governance committee, with Mr. Mathis acting as the committee chairperson.

The nominating and governance committee identifies individuals qualified to serve on the Board of the General Partner and recommends director nominees for each annual meeting of limited partners or for appointment to fill vacancies, oversees our governance policies, and oversees the evaluation of the Board and its committees.

Conflicts Committee

At least one independent member of the Board will serve on a conflicts committee, as necessary, to review specific matters that the Board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is, in its subjective belief, not adverse to our interest. The members of the conflicts committee may not be officers or employees of the General Partner or directors, officers, or employees of its affiliates and must meet the independence standards established by NYSE and the Exchange Act rules to serve on an audit committee of a board of directors, along with the requirements in the Partnership Agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all our unitholders and not a breach by the General Partner of any duties or contractual obligations it may owe us or our unitholders.

Board and Committee Meeting Attendance

During the 2017 fiscal year, the Board of the General Partner held 9 regularly scheduled and special meetings of the full Board, the audit committee held 9 meetings, the compensation committee held 4 meetings and the nominating and governance committee held 5 meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

Director Attendance at Annual Meetings of Limited Partners

Directors are encouraged, but not required, to attend the annual meetings of limited partners. All of the directors attended the Partnership’s 2017 annual meeting.

Director Nominations

Nominations of persons for election to the Board of the General Partner may be made at an annual meeting of the limited partners or, provided that the Board or unitholders have determined that directors will be elected at such a meeting, a special meeting of the limited partners, in any such case only pursuant to the General Partner’s notice of meeting (or any supplement thereto), (a) by or at the direction of the Board or any committee thereof, or (b) by any unitholder or group of unitholders who (1) is entitled to vote at the meeting, (2) complies with the notice procedures set forth in the Partnership Agreement, and (3) either individually or as a group hold units representing at least 10% of the outstanding units (measured on a fully diluted basis and treating the preferred units on an as-converted basis) both at the time of giving notice of such nomination and at the meeting.

Nominations of Director Candidates by the Board

The Board of the General Partner is responsible for nominating persons for election to the Board and filling vacancies on the Board that may occur between annual meetings. The Board believes that all directors must possess a considerable amount of management experience (such as experience as an executive), a solid financial background, and oil and gas related business or investment experience. The nominating and governance committee is responsible for establishing criteria for the selection of new Board members and identifying (taking into account all factors the committee considers appropriate), evaluating, and recommending candidates to the Board of the General Partner for prospective Board membership. The committee also considers matters relating to the retirement of Board members, including term limits or age limits, attendance at Board and committee meetings, conflicts of interest, and other relevant factors. The nominating and governance committee does not have a formal policy with respect to diversity.

Nomination of Director Candidates by Unitholders

Unitholders may nominate directors for election to the Board of the General Partner, provided that they comply with the requirements described below and in the section of this Proxy Statement entitled “Proposals and Nomination of Director Candidates for the 2019 Annual Meeting.” While we do not have a policy that specifically addresses the consideration of director candidates recommended by unitholders, there would be no differences in the manner and criteria by which the nominating and governance committee and the Board evaluate director candidates recommended by unitholders and those recommended by other sources.

For any nominations brought before an annual meeting by a nominating unitholder, the unitholder must give timely notice thereof in writing to the General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, the nomination notice must be delivered to the General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the nomination notice must be so delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us or the General Partner). The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a nominating unitholder’s notice as described above.

In the event that the number of directors to be elected to the Board of the General Partner is increased effective at the annual meeting and there is no public announcement by us or the General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the nomination notice will also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the 10th day following the day on which a public announcement is first made by us or the General Partner.

Nominations of persons for election to the Board also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the Partnership Agreement.

Only persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the unitholder (or a qualified representative of the unitholder) does not appear at the annual or special meeting of unitholders to present a nomination, the nomination shall be disregarded notwithstanding that proxies in respect of a vote may have been received by the General Partner or us.

In addition to the provisions described above and in the Partnership Agreement, a unitholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a unitholder to make nominations.

Majority Voting Policy

We have adopted a Majority Voting Policy, which provides that any incumbent nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly, but in any case, no later than five (5) business days following the certification of the unitholder vote, tender his or her resignation for consideration by the nominating and governance committee.

The nominating and governance committee will promptly consider the tendered resignation and, as soon as reasonably practicable following the date of the nominating and governance committee’s receipt of such resignation, but in any case, no later than 45 calendar days following certification of the unitholder vote, will recommend to the Board of the General Partner whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the Majority Withheld Vote. In making this recommendation, the nominating and governance committee will consider all factors deemed relevant by its members, including the underlying reasons why unitholders “withheld” votes for the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Partnership, whether by accepting such resignation we will no longer be in compliance with any applicable law, rule, regulation, or governing document, and whether or not accepting the resignation is in the best interests of us and our unitholders.

The Board of the General Partner will act on the nominating and governance committee’s recommendation promptly, but in any case, no later than 120 days following the certification of the unitholder vote. In consideration of the nominating and governance committee recommendation, the Board will consider the factors considered by the nominating and governance committee and such additional information and factors the Board of the General Partner deems relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the SEC.

Any director who, in accordance with the Majority Voting Policy, tenders his or her resignation, will not participate in the nominating and governance committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such director shall remain active and engaged in all other nominating and governance committee and Board activities, deliberations, and decisions during this nominating and governance committee and Board process.

If a majority of the members of the nominating and governance committee received a Majority Withheld Vote at the same election, then the independent directors who are on the Board of the General Partner and who did not receive a Majority Withheld Vote will act as the Board of the General Partner for the purpose of considering the tendered resignations and will decide whether to accept or reject them.

Communication with the Board

A holder of our units or other interested party who wishes to communicate with the directors of the General Partner may do so by sending communications to the Board, any committee of the Board, the non-management directors, the Chairman of the Board, or any other director by telephone at (713) 445-3200, or in writing to 1001 Fannin Street, Suite 2020, Houston, Texas, 77002 by marking the envelope containing each communication as “Unitholder Communication with Directors” and clearly identifying the intended recipient(s) of the communication. Communications will be relayed to the intended recipient of the Board except in instances where it is deemed unnecessary or inappropriate to do so pursuant to our guidelines, which are available on our website at www.blackstoneminerals.com in the “Corporate Governance” subsection under the “Investors” section. Any communications withheld under those guidelines will nonetheless be retained and available for any director who wishes to review them.

Code of Ethics

We have a Code of Business Conduct and Ethics that applies to our directors, officers, and employees as well as a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and the other senior financial officers, each as required by NYSE and SEC rules. Each of the foregoing is available on our website at www.blackstoneminerals.com in the “Corporate Governance” subsection of the “Investors” section. We will provide copies, free of charge, of any of the foregoing upon receipt of a written request to Investor Relations at Black Stone Minerals, L.P., 1001 Fannin Street, Suite 2020, Houston, Texas 77002. We intend to disclose amendments to and waivers, if any, from our Code of Business Conduct and Ethics and Financial Code of Ethics, as required, on our website, www.blackstoneminerals.com, promptly following the date of any such amendment or waiver.

Procedures for Review, Approval, and Ratification of Transactions with Related Persons

Under our Code of Business Conduct and Ethics, a director is expected to bring to the attention of the General Counsel any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or the General Partner on the other. The resolution of any conflict or potential conflict should, at the discretion of the Board and in light of the circumstances, be determined by a majority of the disinterested directors.

In addition, under the Code of Business Conduct and Ethics, any executive officer is required to avoid conflicts of interest unless approved in advance by the Board.

Certain Relationships and Related Party Transactions

We employ Fowler Carter, the son of Mr. Carter, the President, Chief Executive Officer, and Chairman of the General Partner, as a Director, New Ventures, and he received total compensation from us of approximately $319,411 during the year ended December  31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and executive officers of the General Partner and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to us from the individuals required to file reports, we believe that each of our executive officers and directors has complied with the applicable reporting requirements for transactions in our securities during the year ended December 31, 2017, except as follows:

1.	Due to a clerical error, a Form 4 for Mr. Mathis reflecting the redemption of Series A Preferred Units was reported late on a Form 4 dated May 1, 2017.

2.	A gift of common units made during 2017 by Mr. Randall was reported late on a Form 5 dated March 19, 2018.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the rationale and policies with regard to the compensation of our named executive officers (“Named Executive Officers” or “NEOs”) for our fiscal year ending December 31, 2017 (the “2017 Fiscal Year”). Our Named Executive Officers for the 2017 Fiscal Year include:

Name	Title
Thomas L. Carter, Jr.	President, Chief Executive Officer, and Chairman
Jeffrey P. Wood	Senior Vice President and Chief Financial Officer
Holbrook F. Dorn	Senior Vice President, Business Development
Brock Morris	Senior Vice President, Engineering and Geology
Steve Putman	Senior Vice President, General Counsel, and Secretary

This CD&A is intended to provide context for the tabular disclosure provided in the executive compensation tables below and to provide investors with the material information necessary to understanding our executive compensation program.

EXECUTIVE SUMMARY

Overview of Our Executive Compensation Program

In preparation for our initial public offering, the Compensation Committee of our Board (“Compensation Committee”) conducted a thorough review of our pay philosophy, strategy, definition of the competitive market, and incentive programs to align with the Partnership’s go-forward business strategy. In addition, the Compensation Committee adopted an annual review process for the Partnership’s compensation program. The most recent review of the Partnership’s compensation program was conducted in December 2017. This annual review process allows us to adjust our position based on market conditions and our business strategy to provide continual alignment between our compensation philosophy and corporate objectives.

We use traditional compensation elements of base salary, annual and long-term incentives, and employee benefits to deliver an attractive and competitive compensation program. We benchmark both compensation and Partnership performance in evaluating the appropriateness of pay. All executive pay programs are administered by an independent Compensation Committee, with the assistance of an independent compensation consultant. Highlights of our executive compensation program include the following:

What We Do		What We Don’t Do

✓	Link annual incentives to the achievement of a pre-established performance goals	×	Tax gross ups

✓	Provide 50% of our long-term compensation in the form of performance-based incentives	×	“Single trigger” change-in-control payments

✓	Regularly evaluate the risks of our compensation programs	×	Excessive perquisites

✓	Maintain an independent Compensation Committee	×	Hedging of Partnership units

✓	Engage an independent compensation consultant	×	Guaranteed bonuses for executive officers

✓	Maintain a clawback policy

✓	Emphasize performance-based, at risk compensation

✓	Maintain robust unit ownership and retention guidelines

Partnership Performance Highlights

In 2017, we exceeded our targets for Adjusted EBITDA and production per unit and fell just short of our targeted growth in proved reserves per unit. Our Adjusted EBITDA outperformance was driven primarily by production growth. Reserves increased 7% from the end of fiscal year 2016, primarily as a result of our acquisition program. Production increased 17% year-over-year, driven by higher gas production in the Haynesville and Wilcox plays, as well as increased oil production in the Bakken/Three Forks, Wilcox, and Wolfcamp plays. See page 65 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income.

Key Components of our Compensation Program and Compensation Mix

Our executive compensation program is a traditional structure that has been customized to align with the Partnership’s business and organizational objectives. We annually evaluate the various components of our compensation program relative to the competitive market. Our compensation and benefit programs for the 2017 Fiscal Year consisted of the following key components, which are described in greater detail below:

•	Base salary;

•	Short-term incentive bonuses;

•	Long-term incentive awards;

•	Severance arrangements; and

•	Broad-based retirement, health, and welfare benefits.

In allocating compensation among the various components, we emphasize performance-based, at-risk compensation while also providing competitive levels of fixed compensation. Long-term incentives constitute the largest portion of total compensation and provide an important connection to common unitholder interests. We do not target a specific percentage for each element of compensation relative to total compensation. We evaluate each element against the competitive market within the parameters of our compensation strategy. Therefore, the relative weighting of each element of our total pay mix may change over time as the competitive market moves or other market conditions that affect us change. Our resulting compensation mix reflects alignment with our compensation strategy of competitively targeting the market for all elements of compensation.

The charts below show the target compensation mix for Mr. Carter, our Chief Executive Officer, and the average target compensation mix of the other NEOs for the 2017 Fiscal Year.

2017 Realized Compensation Table

The Realized Compensation Table shown below presents the compensation actually realized by each of our NEOs during the 2017 Fiscal Year (“Realized Compensation”) compared to the compensation required to be reported under SEC rules in the Summary Compensation Table on page 31 (“Reported Compensation”). We consider the 2017 Realized Compensation Table to be relevant to investors because it reflects the value of compensation actually received by our NEOs during the 2017 Fiscal Year.

SEC rules require us to report the grant-date fair value of all equity awards in the Summary Compensation Table in the year they are granted, including for performance-based equity (which is based on target achievement of the performance goals). As a result, time-based awards (which vest ratably over three years assuming continued employment) and performance-based awards (which cliff-vest at the end of the three-year performance period assuming continued employment and the achievement of the applicable performance goals) are included in Reported Compensation in the year they are granted even though none of the awards granted during the 2017 Fiscal Year will have been earned or vested by the end of the year. Furthermore, changes in our performance-based award program currently require us to reflect the value of awards originally granted in 2016 and later in the year of grant but awards originally granted in 2015 and earlier in the year that they are earned. Consequently, two separate long-term performance-based awards relating to different years are reflected in the Summary Compensation Table for the 2017 Fiscal Year. In the 2017 Realized Compensation Table below:

•	Realized Compensation reflects time-based restricted units (including time-based awards made in connection with the IPO) at the market value on the vesting date, while Reported Compensation would reflect those awards at the grant date fair value in the applicable year of grant.

•	Performance-based awards (including short-term annual incentive awards), whether or not equity-based, are included in Realized Compensation in the year they are settled at the market value on the settlement date, incorporating any increased or decreased value resulting from underperformance or outperformance.

Name	Salary ($)(1)	Vesting of LTI Unit Awards ($)(2)	STI Bonus ($)(3)	EIP ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas L. Carter, Jr.	$669,500	$2,525,104	$1,210,660	$3,428,112	$13,500	$7,846,876
Jeffrey P. Wood	$322,500	$73,383	$82,551	$—	$13,500	$491,934
Holbrook F. Dorn	$350,000	$1,801,615	$527,422	$1,327,011	$13,500	$4,019,548
Brock Morris	$330,000	$1,368,473	$497,284	$775,791	$13,500	$2,985,048
Steve Putman	$280,000	$1,179,256	$388,032	$680,518	$12,867	$2,540,673

(1)	Amounts include elective deferrals made by our NEOs under the Black Stone Natural Resources Management Company 401(k) Plan (the “401(k) Plan”).
(2)	Amounts reflect previously granted long-term equity incentive awards that vested during 2017 in an amount equal to the number of units that vested multiplied by the price of our subordinated units or the closing price of our common units, as applicable, on the applicable vesting date.
(3)	Amounts reflect short-term incentive bonus (“STI Bonus”) awards paid to each NEO in 2017, which were settled in the number of common units of the Partnership listed in the table below:

NEO	Number of Common Units (#)
Thomas L. Carter, Jr.	69,180
Jeffrey P. Wood	4,717
Holbrook F. Dorn	30,138
Brock Morris	28,416
Steve Putman	22,173

(4)	Amounts reflect performance-based cash incentive awards under the BSMC 2012 Executive Incentive Plan (the “EIP”) awarded to each NEO in 2014 and paid to each NEO in 2017, which were settled in the number of common units of the Partnership listed in the table below:

NEO	Number of Common Units (#)
Thomas L. Carter, Jr.	195,892
Jeffrey P. Wood	—
Holbrook F. Dorn	75,829
Brock Morris	44,330
Steve Putman	38,886

(5)	Amounts include matching contributions made in 2017 to the NEO’s 401(k) Plan account of $13,500 for each of Messrs. Carter, Wood, Dorn, and Morris and $12,867 for Mr. Putman.

SETTING EXECUTIVE COMPENSATION

Objectives of our Executive Compensation Program

We design our executive compensation program to support our strategic goal of paying for performance and to motivate and reward executives for both short-term and long-term performance. The Partnership’s executive compensation program is structured to focus on the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain high performing talent	• Provide a competitive total compensation package considering base salary, short-term and long-term incentives, and benefits.

Motivate and reward executives	• Provide a significant portion of each NEO’s total compensation opportunity in the form of variable compensation.

• Align our executive compensation with short-term and long-term performance of the Partnership.

Objectives	How We Meet Our Objectives

Address the cyclicality of the oil and gas industry	• The short-term incentive plan focuses on financial goals to encourage executives to execute on short-term goals that lead to long-term unitholder value.

• The long-term incentive plan utilizes a combination of performance-based and time-based awards, balancing an emphasis on performance and retention through the business cycles.

Align executive compensation with unitholder interests

•  The Partnership places a large emphasis on at-risk and variable compensation in the form of short and long-term incentives which comprise, on average, more than 85% of target total direct compensation for our NEOs.

Peer Group

The Compensation Committee utilizes a comparative group of industry companies (the “Peer Group”) to evaluate the competitiveness of our executive compensation program. The Peer Group represents organizations of comparable size and complexity of operations. Further, the Peer Group represents those organizations with which we compete for talent. The Compensation Committee reviews the Peer Group annually to ensure continued appropriateness for benchmarking purposes. For the 2017 Fiscal Year, the Peer Group consisted of companies selected for comparative size, complexity, revenue, EBITDA, and market capitalization.

The Compensation Committee assesses our compensation elements using compiled Peer Group data and national compensation survey data to establish market consensus information (“Competitive Market Data”). The Peer Group used for 2017 compensation benchmarking consisted of the following companies:

Antero Resources Corporation	Energen Corporation	Parsley Energy, Inc.
Bill Barrett Corporation	EP Energy Corporation	PDC Energy, Inc.
Cabot Oil & Gas Corporation	Gulfport Energy Corporation	Range Resources Corporation
Carrizo Oil & Gas, Inc.	Laredo Petroleum, Inc.	RSP Permian, Inc.
Cimarex Energy Co.	Matador Resources Company	Sanchez Energy Corporation
Denbury Resources Inc.	Newfield Exploration Company	SM Energy Company
Diamondback Energy, Inc.	Oasis Petroleum Inc.	Whiting Petroleum Corporation

Two companies were removed from our peer group used for 2016 compensation benchmarking due to acquisition (Clayton Williams Energy, Inc. and Rice Energy Inc.) and one was removed due to its small relative size and bankruptcy filing (EXCO Resources, Inc.).

Process and Procedures for Determining Executive Compensation

Our executive compensation program is overseen by the Compensation Committee. The Board discusses compensation issues during full board meetings, but the Compensation Committee has ultimate responsibility for making decisions relating to the compensation of our NEOs. Our Compensation Committee comprises four members of the Board, with William G. Bardel serving as the chairperson and Michael C. Linn, John H. Longmaid, and Alexander D. Stuart serving as members. All members of the Compensation Committee meet the independence standards established by the NYSE. The Compensation Committee Charter provides the Compensation Committee with authority to (i) review, evaluate, and determine the compensation of the CEO annually, (ii) evaluate, revise, and approve the compensation of other executive officers, (iii) review and approve employment agreements and severance arrangements for the executive officers, (iv) review, approve, and administer incentive compensation plans and arrangements, (v) review and approve all employee benefit plans for the Partnership, (vi) evaluate the risk of the Partnership’s incentive compensation arrangements, and (vii) review director compensation and recommend any changes to the Board. Although the above authority has been delegated to the Compensation Committee pursuant to the Compensation Committee Charter, the Board retains full responsibility with respect to continuing oversight of the Compensation Committee and its actions. For more detailed information regarding the Compensation Committee, the current Compensation Committee Charter is posted under the “Corporate Governance” subsection of the “Investors” section of our website at www.blackstoneminerals.com.

Our Chief Executive Officer reviews compensation for all of our NEOs other than himself and makes compensation recommendations to the Compensation Committee. The Compensation Committee also receives information and advice from its independent compensation consultant as well as from our human resources department and management to assist in compensation determinations. The Compensation Committee typically reviews the components of our executive officer compensation program on an annual basis and approves adjustments as it deems appropriate. The Compensation Committee then evaluates the Chief Executive Officer’s recommendations and conducts its own independent review and evaluation of the Chief Executive Officer’s compensation and makes a final determination with respect to compensation for all NEOs based on several factors, including individual performance, business results, and Competitive Market Data. The Compensation Committee makes all final compensation decisions for our NEOs by exercising its discretion in accepting, modifying or rejecting any management recommendations.

The Compensation Committee generally approves any changes to base salary levels, bonus opportunities, and other annual compensation components on or before February 28 of each fiscal year, with such changes traditionally becoming effective as of January 1 of such fiscal year.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Frederic W. Cook & Co. Inc. to serve as its independent compensation consultant. The independent compensation consultant reports to and acts at the direction of the Compensation Committee. FW Cook provides no services for management or the Compensation Committee that are unrelated to the duties and responsibilities of the Compensation Committee. At the request of the Compensation Committee, FW Cook has undertaken comprehensive market reviews annually, which have been utilized by the Compensation Committee when making its recommendations for the Partnership’s compensation programs. The Compensation Committee annually reviews FW Cook’s independence under NYSE rules and has determined that FW Cook is independent.

Role of the Executive Officers

Executive compensation decisions are typically made on an annual basis by the Compensation Committee. Our Chief Executive Officer, General Counsel, and occasionally other executive officers attend Compensation Committee meetings and assist in the process and provide input regarding the compensation of the NEOs, other than themselves. During executive sessions of the Compensation Committee, the Chief Executive Officer, General Counsel, and any other executive officers, as well as FW Cook, are excused. Although the Compensation Committee considers the input from Chief Executive Officer and General Counsel, the Compensation Committee makes all final determinations regarding executive compensation.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Base Salary

Each NEO’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each NEO based on position and responsibility and are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience. We review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review, we consider individual and company performance over the course of that year. Effective January 1, 2017, the Compensation Committee approved an increase to Mr. Putman’s base salary to align his base salary closer to the median for his position compared to the Competitive Market Data. Base salaries for all other NEOs remained unchanged. Base Salaries for our NEOs for 2016 and 2017, as well as the changes thereto, are set forth in the table below:

Name	2016 Base Salary	2017 Base Salary	Base Salary % Change
Thomas L. Carter, Jr.	$669,500	$669,500	0%
Jeffrey P. Wood	$322,500	$322,500	0%
Holbrook F. Dorn	$350,000	$350,000	0%
Brock Morris	$330,000	$330,000	0%
Steve Putman	$257,500	$280,000	9%

Short-Term Incentive Bonuses

Our performance-based STI Bonus is based upon our pay-for-performance philosophy. The STI Bonus provides our NEOs with an incentive in the form of an annual bonus to achieve our overall business goals. These awards are payable based on the achievement of annual financial objectives measured against our internal operating plan established at the beginning of each fiscal year. Final payouts are subject to reduction or increase by the Compensation Committee for individual and team performance during the performance period.

Annual STI Bonus targets are measured as a percentage of each NEO’s base salary and are reviewed and confirmed annually by the Compensation Committee. No changes were made to the annual STI Bonus target percentages for the 2017 Fiscal Year. The table below provides STI Bonus targets as a percentage of base salary for each of our NEOs for the 2017 Fiscal Year.

Name	Target (as a % of Base Salary)
Thomas L. Carter, Jr.	120%
Jeffrey P. Wood	100%
Holbrook F. Dorn	100%
Brock Morris	100%
Steve Putman	100%

Payouts can range from 0% to 200% of the established percentage of salary, with a payout of 50% if threshold performance is achieved, 100% if target performance is achieved, and 200% if maximum performance is achieved.

2017 STI Performance Results

The STI Bonuses for the 2017 Fiscal Year were equal to the product of each NEO’s (i) target bonus and (ii) our adjusted EBITDAX achievement. For the 2017 Fiscal Year, the adjusted EBITDAX target established at the beginning of the performance period was $286.1 million, which reflected an increase as compared to the adjusted EBITDAX target for 2016. Actual adjusted EBITDAX for the 2017 Fiscal Year was $306.6 million, which was further adjusted by the Compensation Committee to $308.5 million, as described below. We achieved an adjusted EBITDAX payout factor of 126.1% of target. The STI Bonus achievement resulted in payments to participants as reflected below:

Name	Target Bonus Value	Adjusted EBITDAX Payout Factor	Actual Bonus Earned
Thomas L. Carter, Jr.	$803,400	126.1%	$1,013,112
Jeffrey P. Wood	$322,500	126.1%	$406,682
Holbrook F. Dorn	$350,000	126.1%	$441,361
Brock Morris	$330,000	126.1%	$416,140
Steve Putman	$280,000	126.1%	$353,089

For purposes of calculating the STI Bonus, adjusted EBITDAX was calculated as the ratio of our actual adjusted EBITDAX for the applicable year to our budgeted adjusted EBITDAX for such year, as adjusted by an Adjusted EBITDAX Payout Factor that accelerates the effect of under- or over-achievement such that an adjusted EBITDAX achievement ratio of 1.3 or more results in a 200% maximum Adjusted EBITDAX Payout Factor, an adjusted EBITDAX achievement ratio of 0.7 results in a 50% threshold Adjusted EBITDAX Payout Factor, and an adjusted EBITDAX achievement ratio of less than 0.7 results in a 0% Adjusted EBITDAX Payout Factor, with linear interpolations between the target (100%) and either the threshold or maximum, as applicable. For this purpose, (a) our actual adjusted EBITDAX for the 2017 Fiscal Year was calculated as the sum, subject to further adjustment by the Compensation Committee, of our (i) net income, (ii) interest expense, (iii) income tax expense, (iv) depreciation, depletion, amortization, and impairment expense, (v) targeted compensation associated with grants or issuances of equity interests to employees or members of the Board or associated with our incentive or retention plans or agreements (whether cash or equity), and (vi) dry hole expense, as determined in accordance with GAAP, consistently applied, and further adjusted by adding cash land transactions and reversing the effect of any actual incentive compensation charges that exceed target, and (b) our budgeted adjusted EBITDAX for the 2017 Fiscal Year was the adjusted EBITDAX amount projected in the annual budget for such year approved by the Board.

For the 2017 Fiscal Year, the Compensation Committee determined it was appropriate to settle the STI Bonus in common units in order to maximize our distributable cash flow during a period of low commodity prices.

Long-Term Incentives

Our long-term incentive program is designed to align the interests of executive officers with unitholders and reward executives for achievement of long-term goals. Long-term incentives are critical to the retention of executives and provide executives an opportunity to acquire equity ownership in the Partnership. For these reasons, we place more emphasis on long-term incentive compensation than any other compensation element.

The Compensation Committee annually reviews and determines the allocation between the long-term incentive vehicles based on Competitive Market Data, as well as input from senior management regarding our key business drivers. For the 2017 Fiscal Year, the long-term incentive program consisted of a combination of performance-based unit awards and time-based restricted unit awards. This reflects the Compensation Committee’s goal of aligning the interests of our NEOs with our unitholders. Long-term equity incentive awards are provided under the Black Stone Minerals, L.P. Long-Term Incentive Plan (“LTIP”).

LTI Performance Units

One-half of the target value of annual long-term incentive awards granted to our NEOs for the 2017 Fiscal Year consisted of long-term performance-based phantom units (“LTI Performance Units”). The Compensation Committee grants performance-based awards to drive our performance towards achievement of established goals over a three-year performance period. The acquisition targets established by the selected performance goals are intended to encourage long-term growth and bolster the health of the Partnership’s assets. The target LTI Performance Units granted to each NEO are reflected in the following table:

Name	Target LTI Performance Units
Thomas L. Carter, Jr.	144,524
Jeffrey P. Wood	44,816
Holbrook F. Dorn	63,924
Brock Morris	47,248
Steve Putman	39,288

The LTI Performance Units granted during the 2017 Fiscal Year are measured based on the average performance percentage attained over the performance period beginning January 1, 2017 and ending December 31, 2019. The percent of the target LTI Performance Units that will become earned upon the attainment of average performance percentage will be determined using linear interpolation in accordance with the following table:

	Below Threshold	Threshold	Target	Maximum
Average Performance Percentage	< 70%	70%	100%	130%
% of Target LTI Performance Units that are Earned	0%	50%	100%	200%

The average performance percentage is determined by finding the mean of the “production performance percentage” and the “reserve performance percentage” for each of the three years in the performance period. The “production performance percentage” reflects the attainment of per-unit production levels as a percentage of the budgeted per-unit production levels (as determined by the Board) for the applicable year. The “reserve performance percentage” reflects the attainment of per-unit proved reserve levels as a percent of the budgeted per-unit proved reserve levels (as determined by the Board) for the applicable year. For the 2017 Fiscal Year, the “reserve performance percentage” was achieved at 95.75% of target and the “production performance percentage” was achieved at 100.79%, resulting in an “average performance percentage” of 98.27% of target; however the actual performance achieved will not be determined until the completion of the three-year performance period.

LTI Restricted Units

One-half of the target value of annual long-term incentive awards granted to our NEOs for the 2017 Fiscal Year consisted of restricted unit awards (“LTI Restricted Units”). The Compensation Committee grants these time-based awards to encourage and promote retention of key employees. The LTI Restricted Units granted to all NEOs on February 15, 2017 vest ratably over a three-year period in accordance with the following table:

Vesting Date	Portion of the Award that Vests
January 7, 2018	1/3
January 7, 2019	1/3
January 7, 2020	1/3

On January 7, 2017, Mr. Carter was granted LTI Restricted Units as a one-time retention incentive award. This award was provided to recognize the Board’s strong confidence in Mr. Carter’s leadership and the importance of retaining him at the Partnership. The award vests ratably over a three-year period in accordance with the schedule provided above.

Post-Employment and Change in Control Benefits

The NEOs have severance agreements that provide for severance payments and benefits upon certain terminations of employment, including enhanced benefits upon certain terminations of employment following a change in control. These agreements are intended to provide protections to the NEOs in the event of certain involuntary terminations, and they assist in recruiting and retaining high performing talent. Additionally, these agreements provide us with an opportunity to obtain non-competes and other restrictive covenants, providing protection to the Partnership in the event of the termination of an NEO’s employment. For a description of the terms of the severance agreements with each of NEOs, please see the section below entitled “Potential Payments Upon Termination or a Change in Control.”

Other Benefits

We currently maintain a 401(k) Plan, which permits all eligible employees, including the NEOs, to make voluntary pre-tax or after-tax (Roth) contributions to the plan. In addition, we are permitted to make discretionary matching contributions under the plan. Matching contributions are subject to a graded vesting schedule, with 33% vested after one year, 66% vested after two years, and 100% vested after the initial three years of employment with us. Following three years of employment, future company matching contributions vest immediately. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

We also provide health and welfare benefits to our NEOs on the same terms as generally offered to our employees. In addition, we reimburse the costs associated with Mr. Carter’s club memberships; however, the aggregate cost of these memberships is less than $10,000 per year.

OTHER COMPENSATION ITEMS

Tax and Accounting Implications

We account for equity compensation expenses under the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), which requires us to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Because we are a limited partnership, Section 162(m) of the Internal Revenue Code generally does not apply to compensation paid to our NEOs for services provided to us. Accordingly, the Compensation Committee does not consider its impact in determining compensation levels. The Compensation Committee has taken into account the tax implications to us in its decision to grant long-term equity incentive compensation awards in the form of restricted units and performance-based phantom units as opposed to options or unit appreciation rights.

Clawback Policy

We maintain the Black Stone Minerals, L.P. Incentive Compensation Recoupment Policy (the “Clawback Policy”). In the event of a required restatement of the Partnership’s financial statements due to material non-compliance with any financial reporting requirement, the Clawback Policy provides the Board with authority to require the reimbursement or forfeiture of unvested, performance-based equity granted pursuant to the LTIP.

Unit Ownership and Retention Guidelines

We maintain unit ownership and retention guidelines. These guidelines require officers and non-employee directors to maintain a minimum level of unit ownership equal to the following:

Title	Ownership Guideline
Chief Executive Officer	5x annualized base salary
Senior Vice President	3x annualized base salary
Vice President	1x annualized base salary
Non-Employee Director	5x annual retainer

Officers and non-employee directors must obtain these ownership levels by the latest of (i) May 6, 2020, (ii) within five years of the date of the individual’s appointment as an officer or a non-employee director, or (iii) within five years of the date of the individual’s promotion to a higher position listed on the table above. Until such unit ownership is achieved, we encourage officers and non-employee directors to retain at least 50% of the “net” units obtained through awards granted pursuant to the LTIP. The Compensation Committee reviews current unit ownership annually. While all officers and non-employee directors subject to these guidelines still have at least two years to achieve these ownership levels, as of April 19, 2018, Messrs. Carter, Dorn, Morris, Putman, two vice presidents, and all the non-employee directors had already achieved the requisite unit ownership.

Risk Assessment

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Management reviews the risks arising from our compensation policies and practices. The management team reviewed and discussed the design features, characteristics, performance metrics at the Partnership and segment levels and approval mechanisms of total compensation for all employees, including salaries, incentive plans, and equity-based compensation awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business divisions. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•	Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance, business unit financial performance, operational measures, and individual performance, and (iii) a portfolio approach for equity-based awards, primarily consisting of long-term incentive performance units and long-term incentive restricted units.

•	Awarding our long-term incentive compensation in the form of units ties compensation to unit price performance over multiple-year periods, with equity-based awards generally vesting over three years. This minimizes the benefit of a temporary spike in unit price.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our unitholders.

•	Executive officers are subject to certain ownership requirements, as described above, and our insider trading policy, which prohibits executive officers from engaging in short-term or speculative trading of common units in the Partnership.

In summary, although a significant portion of the compensation provided to Named Executive Officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions. A portion of the performance-based, variable compensation we provide is comprised of long-term incentives in the form of long-term restricted unit awards subject to time based vesting conditions, which retains value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance-based incentives, assuming achievement of at least a threshold level of performance, payouts result in some compensation at levels below full target achievement.

Actions Taken After the 2017 Fiscal Year

Effective January 1, 2018, the Compensation Committee approved an increase of Mr. Wood’s base salary from $322,500 to $350,000 to align his base salary closer to the median for his position compared to the Competitive Market Data.

In February 2018, the Compensation Committee approved annual grants of equity and incentive compensation, pursuant to which the Named Executive Officers received (i) LTI Performance Units, which are subject to achievement of performance objectives over a performance period beginning January 1, 2018 and ending December 31, 2020, (ii) LTI Restricted Units, which vest ratably over three years, and (iii) an STI Bonus, which is subject to the achievement of performance objectives over a performance period beginning January 1, 2018 and ending December 31, 2018 and, unlike prior years, will settle in cash following the performance period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based upon such review, the related discussion with management and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that our Compensation Discussion and Analysis be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 and in this Proxy Statement.

COMPENSATION COMMITTEE:

William G. Bardel, Chairperson

Michael C. Linn

John H. Longmaid

Alexander D. Stuart

SUMMARY COMPENSATION TABLE

The table below provides information concerning the annual compensation of our Named Executive Officers for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas L. Carter, Jr.	2017	$669,500	$—		$11,199,957	$4,429,143	$13,500	$16,312,100
(President, Chief Executive	2016	$669,500	$—		$5,199,998	$4,638,772	$13,250	$10,521,520
Officer, and Chairman)	2015	$669,500	$—		$5,398,966	$3,653,445	$13,250	$9,735,161
Jeffrey P. Wood	2017	$322,500	$—		$1,612,510	$406,682	$13,500	$2,355,192
(Senior Vice President and	2016	$54,991	$75,000	(5)	$403,108	$82,551	$2,750	$618,400
Chief Financial Officer)
Holbrook F. Dorn	2017	$350,000	$—		$2,299,986	$1,952,298	$13,500	$4,615,784
(Senior Vice President,	2016	$350,000	$—		$2,299,996	$1,854,433	$13,250	$4,517,679
Business Development)	2015	$350,000	$—		$7,449,545	$1,449,966	$13,250	$9,262,761
Brock Morris	2017	$330,000	$—		$1,699,983	$1,532,919	$13,500	$3,576,402
(Senior Vice President,	2016	$330,000	$—		$1,699,988	$1,273,075	$13,250	$3,316,313
Engineering and Geology)
Steve Putman	2017	$280,000	$—		$1,413,582	$1,207,097	$12,867	$2,913,546
(Senior Vice President,	2016	$257,500	$—		$1,299,982	$1,068,550	$12,875	$2,638,907
General Counsel, and Secretary)

(1)	Amounts include elective deferrals made by our NEOs under the 401(k) Plan.
(2)	Amounts for 2015 reflect the grant date fair value of awards granted in 2015, computed in accordance with FASB ASC Topic 718, which includes the converted restricted unit awards and one-time awards granted in connection with our initial public offering. Amounts for 2016 and 2017 reflect the grant date fair value of LTI restricted units and LTI performance units granted in 2016 and 2017, respectively, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(3)	Amounts reflect (i) STI Bonus awards earned by each NEO in 2015, 2016, and 2017 and (ii) performance-based cash incentive awards under the EIP awarded to each NEO in each of 2013, 2014, and 2015, and earned, respectively, in 2015, 2016, and 2017. Unlike in prior years, the performance-based awards granted to NEOs in the fiscal year ending December 31, 2016 and the 2017 Fiscal Year were granted in the form of LTI performance units and are reflected in the “Unit Awards” column in the year of grant. For 2017, the amounts reflected in this column were settled in the number of common units of the Partnership listed in the table below:

	STI Bonus		EIP
NEO	Amount ($)	Number of Common Units (#)	Amount ($)	Number of Common Units (#)
Thomas L. Carter, Jr.	$1,013,112	56,440	$3,416,031	190,308
Jeffrey P. Wood	$406,682	22,656	$—	—
Holbrook F. Dorn	$441,361	24,588	$1,510,937	84,174
Brock Morris	$416,140	23,183	$1,116,779	62,216
Steve Putman	$353,089	19,670	$854,008	47,577

(4)	Amounts reported in the “All Other Compensation” column include matching contributions to the NEO’s 401(k) Plan account of $13,500 for each of Messrs. Carter, Wood, Dorn, and Morris and $12,867 for Mr. Putman.
(5)	In connection with his appointment as Senior Vice President and Chief Financial Officer in 2016, Mr. Wood received a one-time signing bonus of $75,000.

Grants of Plan-Based Awards for the 2017 Fiscal Year

The following table includes information about awards granted to our NEOs during 2017, including 2017 STI Bonus awards, LTI performance unit awards, and LTI restricted unit awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Carter, Jr.		$401,700	$803,400	$1,606,800
	2/15/17				72,262	144,524	289,048		$2,599,987
	1/7/17							312,825	$5,999,984
	2/15/17							144,524	$2,599,987
Jeffrey P. Wood		$161,250	$322,500	$645,000
	2/15/17				22,408	44,816	89,632		$806,240
	2/15/17							44,816	$806,240
Holbrook F. Dorn		$175,000	$350,000	$700,000
	2/15/17				31,962	63,924	127,848		$1,149,993
	2/15/17							63,924	$1,149,993
Brock Morris		$165,000	$330,000	$660,000
	2/15/17				23,624	47,248	94,496		$849,992
	2/15/17							47,248	$849,992
Steve Putman		$140,000	$280,000	$560,000
	2/15/17				19,644	39,288	78,576		$706,791
	2/15/17							39,288	$706,791

(1)	Amounts in these columns represent the threshold, target, and maximum estimated payouts for STI Bonus awards. The actual value of bonuses paid to our NEOs for 2017 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	Amounts in these columns represent the number of LTI performance units granted in 2017 that would vest upon the achievement of a threshold, target, or maximum level of performance. The actual number of performance units that will vest will not be determinable until the close of the three-year vesting period on December 31, 2019 and will depend on production levels and reserve amounts over that period.
(3)	This column includes the number of LTI restricted units granted our NEOs during 2017.
(4)	The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Please see Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table reflects information regarding outstanding unvested common and subordinated units held by our NEOs as of December 31, 2017.

	Unit Awards
Name	Number of Units that Have Not Vested (#)(1)		Market Value of Units that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested ($)(2)
Thomas L. Carter, Jr.
Converted Restricted Common Units	20,502	(3)	$367,806
Converted Restricted Subordinated Units	26,853	(4)	$413,517
IPO Performance Units				196,430	(8)	$3,523,954
2016 LTI Performance Units				462,222	(9)	$8,292,263
2017 LTI Performance Units				144,524	(10)	$2,592,761
2016 LTI Restricted Units	154,074	(5)	$2,764,088
2017 LTI Restricted Units	457,349	(6)	$8,204,841
Jeffrey P. Wood
2016 LTI Performance Units				22,956	(9)	$411,831
2017 LTI Performance Units				44,816	(10)	$803,999
2016 LTI Restricted Units	7,652	(5)	$137,277
2017 LTI Restricted Units	44,816	(6)	$803,999
Holbrook F. Dorn
Converted Restricted Common Units	9,068	(3)	$162,680
Converted Restricted Subordinated Units	11,878	(4)	$182,913
IPO Performance Units				221,050	(8)	$3,965,637
2016 LTI Performance Units				204,444	(9)	$3,667,725
2017 LTI Performance Units				63,924	(10)	$1,146,797
IPO Restricted Units	82,889	(7)	$1,487,029
2016 LTI Restricted Units	68,148	(5)	$1,222,575
2017 LTI Restricted Units	63,924	(6)	$1,146,797
Brock Morris
Converted Restricted Common Units	6,703	(3)	$120,252
Converted Restricted Subordinated Units	8,779	(4)	$135,190
IPO Performance Units				184,120	(8)	$3,303,113
2016 LTI Performance Units				151,110	(9)	$2,710,913
2017 LTI Performance Units				47,248	(10)	$847,629
IPO Restricted Units	69,041	(7)	$1,238,596
2016 LTI Restricted Units	50,370	(5)	$903,638
2017 LTI Restricted Units	47,248	(6)	$847,629
Steve Putman
Converted Restricted Common Units	5,126	(3)	$91,960
Converted Restricted Subordinated Units	6,713	(4)	$103,375
IPO Performance Units				178,032	(8)	$3,193,894
2016 LTI Performance Units				115,554	(9)	$2,073,039
2017 LTI Performance Units				39,288	(10)	$704,827
IPO Restricted Units	66,758	(7)	$1,197,639
2016 LTI Restricted Units	38,518	(5)	$691,013
2017 LTI Restricted Units	39,288	(6)	$704,827

(1)	The equity awards disclosed in this Outstanding Equity Awards at 2017 Fiscal Year-End table are denominated in common units, except with respect to certain converted awards in our predecessor which are denominated in subordinated units.
(2)	Reflects the market value of our common units and, where applicable, subordinated units underlying each NEO’s equity awards, computed, in the case of common units, based on the closing price of our common units on December 29, 2017, which was $17.94 per common unit, and, in the case of subordinated units, calculated using a value discounted from the 30-day volume-weighted average price of the common units for the period ending on December 31, 2017.
(3)	Each NEO’s outstanding converted restricted common units vested on March 15, 2018.
(4)	Each NEO’s outstanding converted restricted subordinated units vested on March 15, 2018.
(5)	One half of each NEO’s outstanding 2016 LTI restricted units vested on January 7, 2018, and the remainder of each NEO’s outstanding 2016 LTI restricted units will vest on January 7, 2019, so long as the NEO remains employed by the General Partner or one of its affiliates on such date.
(6)	One third of each NEO’s outstanding 2017 LTI restricted units vested on January 7, 2018, and the remainder of each NEO’s outstanding 2017 LTI restricted units will vest ratably on January 7, 2019 and January 7, 2020, in each case, so long as the NEO remains employed by the General Partner or one of its affiliates on such dates.

(7)	One half of each NEO’s outstanding IPO restricted units vested on March 15, 2018, and the remainder of each NEO’s outstanding IPO restricted units will vest on March 15, 2019, so long as the NEO remains employed by the General Partner or one of its affiliates on such date.
(8)	A portion of each NEO’s IPO performance units became earned at the end of the performance period on March 31, 2018 based upon the level of achievement of the applicable performance conditions. The remainder may become earned over the remaining 12-month performance period ending March 31, 2019 (subject to a make-up performance period in respect of the last performance period) depending upon the level of achievement of the applicable performance conditions and, in each case, so long as the NEO remains continuously employed by the General Partner or one of its affiliates through such date. The number of units reported in this column assumes that our adjusted operating surplus for each performance period is achieved at the maximum level, which may not be representative of the actual payouts that will occur upon the settlement of these IPO performance units, as such actual payouts may be significantly less.
(9)	Each NEO’s outstanding 2016 LTI performance units will become earned over the three-year performance period ending December 31, 2018 depending on the level of achievement of the applicable performance conditions and so long as the NEO remains continuously employed by the General Partner or one of its affiliates through such date. The number of units reported in this column assumes that our production and reserve percentages for each performance period are achieved at the maximum level, which may not be representative of the actual payouts that will occur upon the settlement of these 2016 LTI performance units, as such actual payouts may be significantly less.
(10)	Each NEO’s outstanding 2017 LTI performance units will become earned over the three-year performance period ending December 31, 2019 depending on the level of achievement of the applicable performance conditions and so long as the NEO remains continuously employed by the General Partner or one of its affiliates through such date. The number of units reported in this column assumes that our production and reserve percentages for each performance period are achieved at the target level, which may not be representative of the actual payouts that will occur upon the settlement of these 2017 LTI performance units, as such actual payouts may be significantly less or significantly more.

Option Exercise and Units Vested in the 2017 Fiscal Year

The following table provides information, on an aggregate basis, about the NEOs awards that vested during the fiscal year ended December 31, 2017.

	Units Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas L. Carter, Jr.	164,025	$2,525,104
Jeffrey P. Wood	3,826	$73,383
Holbrook F. Dorn	111,805	$1,801,615
Brock Morris	84,156	$1,368,473
Steve Putman	72,345	$1,179,256

(1)	The amounts reported in this column equal the number of units vested multiplied by the price of our subordinated units and the closing price of our common units, as applicable, on the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We have not maintained, and do not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.

Potential Payments Upon Termination or a Change in Control

Each of our NEOs may be entitled to certain severance and other benefits upon a termination of employment under the terms of their respective award agreements and severance agreements, as described in further detail below. The description of the relevant terms of such award agreements and severance agreements set forth below does not purport to be a complete description of all of the provisions of any such agreements and is qualified in its entirety by reference to the forms of award agreements and severance agreements previously filed.

Severance Agreements

Each of our NEOs entered into a severance agreement with an affiliate of the General Partner in connection with the IPO or, for Mr. Wood, in connection with the commencement of his employment, that, among other things, provides for the payment of cash severance payments and benefits in the event the NEO’s employment is terminated under certain circumstances.

More specifically, each NEO’s severance agreement provides that if the NEO experiences a “qualifying termination,” then so long as the NEO executes (and does not revoke within any time provided to do so) a release in a form satisfactory to us within the applicable time period specified in the severance agreement, the NEO will receive the following severance payments and benefits: (a) a lump sum cash severance payment equal to the sum of: (i) an amount equal to 1.0 (or, in the case of Mr. Carter, 2.0) times the sum of the NEO’s annualized base salary and target annual bonus as in effect on the date of such termination (or, if such termination occurs within 24 months following a “change in control,” an amount equal to 2.0 (or, in the case of Mr. Carter, 3.0) times the sum of the NEO’s annualized base salary and target annual bonus as in effect on the date of such termination); (ii) a pro-rated portion of the NEO’s target bonus for the calendar year that includes the date of such termination; and (iii) any earned but unpaid bonus for the calendar year preceding the calendar year that includes the date of such termination; and (b) monthly cash reimbursement for the amount the NEO pays for continuation coverage under our affiliates’ group health plans for up to 12 months following such termination (or, if such termination occurs within 24 months following a change in control, for up to 24 months following such termination).

Under each severance agreement:

•	“cause” generally means a determination by two-thirds of the Board that the applicable NEO has: (a) willfully and continually failed to substantially perform the officer’s duties; (b) willfully engaged in conduct that is demonstrably and materially injurious to us or any of our affiliates; (c) been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (d) committed an act of fraud, or material embezzlement or material theft; or (e) materially breached any of the officer’s obligations under the severance agreement or any other written agreement entered into between the officer and us or any of our affiliates;

•	“good reason” generally means the occurrence of any of the following events without the applicable NEO’s written consent: (a) a reduction in the officer’s total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions; (b) a relocation of the officer’s principal place of employment by more than 50 miles; (c) a material breach by us or any of our affiliates of the severance agreement or any other written agreement with the officer; (d) a material, adverse change in the officer’s title, authority, duties or responsibilities; (e) a material adverse change in the reporting structure applicable to the officer; (f) following a change in control, the failure to continue (or the taking of any action that adversely affects the officer’s participation in) any benefit plan or compensation arrangement in which the officer was participating immediately prior to such change in control; or (g) in the case of Mr. Carter, the General Partner’s failure to nominate Mr. Carter for election to the Board and to use its best efforts to have Mr. Carter elected and re-elected, as applicable;

•	“change in control” generally means (a) the acquisition of beneficial ownership of more than 50% of our common units and subordinated units; (b) the complete liquidation of the partnership; (c) the sale of all or substantially all of our assets to any person other than one of our affiliates; (d) the occurrence of a transaction resulting in the General Partner or one of its affiliates ceasing to be our sole general partner; (e) the failure of the individuals who constitute the “incumbent board” of the General Partner to constitute at least a majority of the Board; or (f) the occurrence of a transaction resulting in us ceasing to own, directly or indirectly, 100% of the outstanding equity interests of the General Partner; and

•	“qualifying termination” general means a termination without “cause” (other than a termination due to death or disability) or the NEO’s resignation for “good reason.”

The severance agreements also contain certain restrictive covenants pursuant to which our NEOs recognize an obligation to comply with, among other things, certain confidentiality covenants and covenants not to compete in a defined market area with us or any of our affiliates or solicit any of our affiliates’ employees, in each case, during the term of the agreement and for a period of one year (or, in the case of Mr. Carter, two years) thereafter.

Converted Restricted Unit Agreements

In addition, pursuant to the converted restricted unit agreements, if a NEO’s employment is terminated without “cause” or if the NEO resigns for “good reason,” subject to the NEO’s execution and non-revocation of a release, a pro-rated portion of the NEO’s unvested common units and unvested subordinated units will become vested as of such termination so long as the NEO has remained continuously employed between the date of grant through the date of such termination of employment; provided that if such termination of employment occurs within 24 months following a “change of control” or such termination occurs as a result of the NEO’s “disability” or death, all of the NEO’s unvested common units and unvested subordinated units will become vested as of such termination. For purposes of the converted restricted unit agreements, “cause,” “good reason,” and “change of control” generally have the same meanings provided above under the severance agreements.

IPO Award Agreements

Under each NEO’s IPO performance award agreements, if the NEO experiences a “qualifying termination” and such termination of employment occurs prior to March 31, 2020, subject to the NEO’s execution and non-revocation of a release, (i) all unearned performance units that would have become earned in the performance period that includes the date of such termination of employment (based on year-to-date annualized performance for such performance period) will become earned as of the date of such termination of employment and (ii) the NEO will also be entitled to receive a lump sum cash “true up” payment with respect to each such earned performance unit equal to the cumulative amount of cash distributions that would have been paid to the NEO by us in respect of a common unit if the NEO had held a common unit during the period commencing on the date of grant of the performance units and ending on the date of the NEO’s termination of employment. If a NEO’s employment is terminated as a result of the NEO’s “disability” or death and such termination of employment occurs prior to March 31, 2020, (x) all unearned performance units that would have become earned in the performance period that includes the date of such termination (determined based on actual performance for such performance period) will become earned as of the date on which the compensation committee of the Board determines our adjusted operating surplus (and, if applicable, whether the subordination period has expired) for such performance period; and (y) with respect to each unearned performance unit, if any, that becomes earned pursuant to the preceding clause (x), the NEO will receive the true up payment described in clause (ii) of the prior sentence.

In addition, pursuant to Messrs. Dorn, Putman, and Morris’s IPO restricted unit award agreements, if the NEO experiences a “qualifying termination,” subject to the NEO’s compliance with a release requirement, a pro-rated portion of the NEO’s unvested common units will become vested as of such termination so long as the NEO has remained continuously employed between the date of grant through the date of such termination of employment; provided that if such termination of employment occurs within 24 months following a “change of control” or such termination occurs as a result of the NEO’s “disability” or death, all of the NEO’s unvested common units will become vested as of such termination.

For purposes of the IPO award agreements for both the performance units and the restricted units described above, “change of control,” “disability” and “qualifying termination” generally have the same meanings provided above under the severance agreements.

LTI Award Agreements

Under each NEO’s LTI performance unit award agreements, if the NEO experiences a “qualifying termination” that is not within 24 months following a “change of control,” subject to the NEO’s execution and non-revocation of a release, the performance period shall be deemed to have ended as of the date of such termination and a pro-rated portion of the NEO’s performance units will become earned based on actual performance through the date of such termination. If a NEO’s employment is terminated as a result of the NEO’s “disability” or death or if the “qualifying termination” occurs within 24 months following a “change of control,” the NEO’s performance units will become earned based on actual performance through the date of such termination and assuming target performance for the remainder of the performance period. In each case, the NEO will also be entitled to receive additional common units equal to the value of the cumulative amount of cash distributions that would have been paid to the NEO by us in respect of a common unit if the NEO had held a common unit during the period commencing on the date of grant of the performance units and ending on the date of termination of the NEO’s employment.

Under each NEO’s LTI restricted unit award agreements, if the NEO experiences a “qualifying termination,” subject to the NEO’s compliance with a release requirement, a pro-rated portion of the NEO’s unvested common units will become vested as of such termination, so long as the NEO has remained continuously employed between the date of grant through the date of such termination of employment; provided that if such termination of employment occurs within 24 months following a “change of control” or such termination occurs as a result of the NEO’s “disability” or death, all of the NEO’s unvested common units will become vested as of such termination.

For purposes of the LTI award agreements for both the performance units and the restricted units described above, “change of control,” “disability” and “qualifying termination” generally have the same meanings provided above under the severance agreements.

The table below discloses the amount of compensation and/or other benefits due to the NEOs in the event of their termination of employment, including, but not limited to, in connection with a change in control.

Name	Termination without Cause or Resignation for Good Reason	Termination without Cause or Resignation for Good Reason within 24 months following a Change in Control	Death or Disability
Thomas L. Carter, Jr.
Cash Severance (1)	$3,749,200	$5,222,100	$—
Equity Acceleration (2)	$9,140,803	$19,456,728	$19,456,728
DER True Up Payment Value (3)	$545,049	$837,651	$837,651
Continued Medical Coverage (4)	$22,548	$45,096	$—
TOTAL	$13,457,600	$25,561,575	$20,294,379
Jeffrey P. Wood
Cash Severance (1)	$967,500	$1,612,500	$—
Equity Acceleration (2)	$714,837	$1,977,849	$1,977,849
DER True Up Payment Value (3)	$31,651	$73,188	$73,188
Continued Medical Coverage (4)	$37,920	$75,840	$—
TOTAL	$1,751,908	$3,739,377	$2,051,037
Holbrook F. Dorn
Cash Severance (1)	$1,050,000	$1,750,000	$—
Equity Acceleration (2)	$4,019,201	$7,815,492	$7,815,492
DER True Up Payment Value (3)	$272,185	$401,607	$401,607
Continued Medical Coverage (4)	$37,920	$75,840	$—
TOTAL	$5,379,306	$10,042,939	$8,217,099
Brock Morris
Cash Severance (1)	$990,000	$1,650,000	$—
Equity Acceleration (2)	$3,057,082	$5,947,787	$5,947,787
DER True Up Payment Value (3)	$205,987	$301,644	$301,644
Continued Medical Coverage (4)	$37,920	$75,840	$—
TOTAL	$4,290,989	$7,975,271	$6,249,431
Steve Putman
Cash Severance (1)	$840,000	$1,400,000	$—
Equity Acceleration (2)	$2,528,215	$4,968,359	$4,968,359
DER True Up Payment Value (3)	$167,378	$243,053	$243,053
Continued Medical Coverage (4)	$37,920	$75,840	$—
TOTAL	$3,573,513	$6,687,252	$5,211,412

(1)	The amounts reported in this row are calculated based upon the NEO’s base salary at the time of termination and target STI Bonus at the time of termination multiplied by the applicable multiplier and paid in a lump-sum, as described in the narrative above.
(2)	The amounts reported in this row were calculated by multiplying the number of performance units and restricted units that would accelerate under the applicable termination scenario by $17.94, the closing price of our common units on December 29, 2017, or $15.40, the value of our subordinated units determined using a value discounted from the 30-day volume-weighted average price of our common units for the period ending on December 31, 2017, as applicable, based on performance as of December 31, 2017. Any actual payout received will be determined by the Compensation Committee at the time the NEO actually terminates in accordance with the terms of the applicable agreement.

(3)	The amounts reported in this row are calculated based on the distributions paid to our unitholders with respect to each outstanding common unit during the applicable performance period multiplied by the number of performance units which would accelerate upon the applicable termination scenario.
(4)	The continued medical coverage amount is based on 2017 premiums and each NEO’s elected coverage for medical, dental, and vision insurance, which is assumed for purposes of this table to remain the same for 12 months and 24 months, as applicable.

Director Compensation

Officers or employees of the General Partner or any of its affiliates who also serve as directors of the General Partner will not receive additional compensation for such service. Each director of the General Partner who is not an officer or employee of the General Partner or any of its affiliates receives the following cash compensation:

•	an annual base retainer fee of $75,000 per year;

•	an additional retainer of $20,000 per year if such director serves as the chairperson of the audit committee;

•	an additional retainer of $15,000 per year if such director serves as the chairperson of the compensation committee; and

•	an additional retainer of $10,000 per year if such director serves as the chairperson of any other committee.

In addition to cash compensation, our non-employee directors receive annual equity-based compensation under the LTIP consisting of fully vested common units. Such awards have an aggregate grant date value equal to $175,000 and will be subject to the terms and conditions of the LTIP and the award agreements pursuant to which such awards are granted. In the year in which a new non-employee director is elected to the Board for the first time, such director will also receive a one-time initial award under the LTIP with a grant date value equal to $100,000, subject to the terms and conditions of the LTIP and the award agreement pursuant to which such award is granted.

All retainers are paid in cash on a quarterly basis in arrears, subject to a non-employee director’s election to instead receive such retainers in the form of fully vested common units. Our non-employee directors do not receive any meeting fees, but each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board or its committees and (ii) travel and miscellaneous expenses related to participation in general education and orientation programs for directors.

Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Total ($)
William G. Bardel	$90,000	$175,000	$265,000
Carin M. Barth	$95,000	$175,000	$270,000
D. Mark DeWalch	$75,000	$175,000	$250,000
Ricky J. Haeflinger (3)	$75,000	$175,000	$250,000
Jerry V. Kyle, Jr.	$75,000	$175,000	$250,000
Michael C. Linn	$75,000	$175,000	$250,000
John H. Longmaid	$75,000	$175,000	$250,000
William N. Mathis	$85,000	$175,000	$260,000
Alexander D. Stuart	$75,000	$175,000	$250,000
Allison K. Thacker	$75,000	$175,000	$250,000
William Randall (4)	$42,239	$100,000	$142,239

(1)	Includes annual cash retainer fee and committee chair fees for each non-employee director during fiscal 2017, as more fully explained above. Messrs. Bardel, Kyle, and Mathis elected to receive their retainer and meeting fees in common units in lieu of cash.

(2)	The amounts reflected in this column represent the grant date fair value of common units granted to the non-employee directors of the General Partner, computed in accordance with FASB ASC Topic 718, and include fully vested common units granted in January 2017 (or June 2017 for Mr. Randall). See Note 9 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(3)	Mr. Haeflinger has agreed or is obligated to transfer all or a portion of the compensation payable to him for his service on the Board to the Mayo Clinic.
(4)	Mr. Randall was elected to the Board of the General Partner effective June 8, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common units that may be issued under equity compensation plans as of December 31, 2017:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	2,914,712	$—	8,664,020
Total	2,914,712	$—	8,664,020

(1)	This column reflects the maximum number of common units subject to performance unit awards granted under the LTIP outstanding and unvested as of December 31, 2017. Because the number of common units to be issued upon settlement of outstanding performance unit awards is subject to performance conditions, the number of common units actually issued may be substantially less than the number reflected in this column. No options or warrants have been granted under the LTIP.
(2)	No options have been granted under the LTIP and performance unit awards reflected in column (a) are not reflected in this column as they do not have an exercise price.
(3)	This column reflects the total number of common units remaining available for issuance under the LTIP.

Our only equity compensation plan is the LTIP. The LTIP was approved by the General Partnership prior to our initial public offering but has not been approved by our public unitholders. Please read Note 9 to our consolidated financial statements for a description of our equity compensation plans. In addition, a detailed description of the terms of the LTIP is available in our registration statement on Form S-1, last filed on April 22, 2015 under the heading “Executive Compensation and Other Information—Long Term Incentive Plan.”

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than the Chief Executive Officer) and the annual total compensation of Thomas L. Carter, Jr., our Chief Executive Officer (our “CEO”).

For the 2017 Fiscal Year, our last completed fiscal year:

•	The annual total compensation of the median employee of all employees of our company (other than the CEO) was $139,030; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $16,312,100.

•	Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than the CEO) was reasonably estimated to be 117 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•	We determined that, as of December 31, 2017, our employee population consisted of approximately 111 individuals with all these individuals located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018 (our “Annual Report”)). This population consisted of our full-time, part-time, and temporary employees, as we do not have seasonal workers, but this population excluded employees on leave as of the date of determination. While we retained independent contractors during the 2017 Fiscal Year, it was determined that these individuals were not employees for purposes of Item 402(u) of Regulation S-K because these individuals are not considered employees for U.S. federal income tax purposes.

•	We selected December 31, 2017 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner and allowed for the inclusion of certain bonuses that are paid on December 31 for the most complete picture of employee compensation.

•	We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages and cash bonuses reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. Equity awards were excluded from the methodology because they are not provided to our entire employee population.

•	We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all our employees, including our CEO, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•	After we identified our median employee, we combined all the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $139,030. The difference between such employee’s salary, wages, overtime pay and cash bonuses and the employee’s annual total compensation represents the contributions in the amount of $4,905 that we made on the employee’s behalf to our 401(k) plan for the 2017 year.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report. As described in the “Compensation Discussion and Analysis” above, our CEO’s annual total compensation for 2017 included a one-time retention incentive award. Additionally, as a result of changes in our performance-based award program, our CEO’s annual total compensation for 2017 included both long-term performance-based awards granted in 2015 and long-term performance-based awards granted in 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present information regarding the beneficial ownership of our common, subordinated, and Series B preferred units as of April 19, 2018 by:

•	the General Partner;

•	each of the General Partner’s directors, director nominees, and named executive officers;

•	each unitholder known by us to beneficially hold 5% or more of such classes of units; and

•	all of the General Partner’s directors, director nominees, and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted, the address for each beneficial owner listed below is 1001 Fannin Street, Suite 2020, Houston, Texas 77002.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
Black Stone Minerals GP, L.L.C. (1)	—	—	—	—	—
Carter 2221, Ltd. (2)	4,970,834	4.7%	6,510,669	6.8%	5.7%
Thomas L. Carter, Jr. (3)	6,258,275	6.0%	6,762,410	7.0%	6.5%
Jeffrey P. Wood (4)	128,845	*	—	—	*
Holbrook F. Dorn (5)	607,844	*	170,684	*	*
Brock Morris (6)	305,603	*	37,800	*	*
Steve Putman (7)	277,367	*	29,221	*	*
William G. Bardel (8)	213,992	*	215,480	*	*
Carin M. Barth	36,262	*	—	—	*
D. Mark DeWalch (9)	162,471	*	103,466	*	*
Ricky J. Haeflinger (10)	2,781,244	2.6%	3,907,028	4.1%	3.3%
Jerry V. Kyle, Jr. (11)	362,847	*	409,187	*	*
Michael C. Linn	64,707	*	37,258	*	*
John H. Longmaid (12)	1,651,477	1.6%	2,089,375	2.2%	1.9%
William N. Mathis (13)	1,529,824	1.5%	1,920,970	2.0%	1.7%
William E. Randall (14)	1,936,427	1.8%	2,094,424	2.2%	2.0%
Alexander D. Stuart (15)	3,950,235	3.8%	5,095,119	5.3%	4.5%
Allison K. Thacker (16)	4,275,131	4.1%	3,072,569	3.2%	3.7%
Directors, director nominees, and executive officers as a group (17 people)	24,566,065	23.4%	25,994,991	27.0%	25.1%

*	Less than 1%
(1)	Black Stone Minerals GP, L.L.C., the General Partner, owns 90,000 common units and 115,000 subordinated units; these units are not included in the beneficial ownership table or in total units outstanding because this entity is our wholly-owned subsidiary.
(2)	Carter2221, Ltd. is a family partnership, of which our Chairman, Chief Executive Officer, and President, Thomas L. Carter, Jr., serves as the general partner.
(3)	Mr. Carter has sole voting power over 5,859,948 common units and 6,700,062 subordinated units, including all units held by Carter2221, Ltd., described above. He shares voting power over an aggregate of 398,327 common units and 62,348 subordinated units held by trusts for the benefit of Mr. Carter’s children and grantor retained annuity trusts formed by Mr. Carter and his spouse. Mr. Carter’s ownership also includes 526,783 unvested restricted common units issued as equity-based compensation.
(4)	Includes 103,341 unvested restricted common units issued as equity-based compensation.
(5)	Includes 182,201 unvested restricted common units issued as equity-based compensation.

(6)	Includes 138,558 unvested restricted common units issued as equity-based compensation.
(7)	Includes 118,205 unvested restricted common units issued as equity-based compensation.
(8)	Mr. Bardel has shared voting and investment power over 19,415 common units and 25,431 subordinated units owned by a family member
(9)	Mr. DeWalch has shared voting and investment power over 15,351 common units and 20,108 subordinated units held by a trust, of which he serves as co-trustee. He also has shared voting and investment power over 12,555 common units and 12,493 subordinated units held by family members.
(10)	Mr. Haeflinger has shared voting and investment power over an aggregate of 2,771,244 common units and 3,907,028 subordinated units owned by Mayo Clinic and Mayo Clinic Master Retirement Trust, as to which he disclaims beneficial ownership.
(11)	Mr. Kyle has shared voting and investment power over an aggregate of 259,881 common units and 340,389 subordinated units held by two trusts, of which he serves as co-trustee and beneficiary. He also has shared voting and investment power over an aggregate of 4,000 common units held by four trusts, of which he serves as co-trustee.
(12)	Mr. Longmaid has sole voting and investment power over 1,078,346 common units and 1,338,701 subordinated units held by a trust, of which he serves as trustee. He also shares investment and voting power over 573,131 common units and 750,674 subordinated units held by two trusts, of which he is a beneficiary.
(13)	Mr. Mathis has sole voting and investment power over an aggregate of 1,167,246 common units and 1,508,678 subordinated units held by WM Capital Partners, L.P., Conti Street Partners, L.P., and Conti Street Minerals, L.P. He has shared voting and investment power over an aggregate of 189,117 common units and 247,701 subordinated units held by the estate of a family member, of which he serves as co-executor. Mr. Mathis also has shared voting and investment power over 101,755 common units and 133,277 subordinated units held by a trust, of which he serves as co-trustee.
(14)	Mr. Randall has shared voting and investment power of 1,898,411 common units and 2,094,424 subordinated units held by RFG Mineral Company Ltd., as to which he disclaims beneficial ownership, except to the extent of his pecuniary interest.
(15)	Mr. Stuart has sole voting and investment power over an aggregate of 3,528,917 common units and 4,622,092 subordinated units owned by North Star Oil & Gas, Topsfield Energy, Ltd., and RDS Investments, L.P. Portions of the holdings of North Star Oil & Gas are pledged to a bank as collateral for loans. He also shares voting and investment power over 78,265 common units and 102,510 subordinated units held by a trust, of which he serves as co-trustee. Mr. Stuart also has shared voting and investment power over 6,687 common units held by a trust, of which he serves as co-trustee.
(16)	Ms. Thacker has shared voting and investment power over 4,205,170 common units and 3,061,173 subordinated units held by William Marsh Rice University, as to which she disclaims beneficial ownership. Ms. Thacker serves as Chief Investment Officer of an affiliate of that entity. Ms. Thacker also has shared voting and investment power over 25,000 common units held by a trust.

Name of Beneficial Owner	Series B Preferred Units Beneficially Owned(1)	Percentage of Series B Preferred Units Beneficially Owned (2)
Mineral Royalties One, L.L.C. (3)	14,711,219	100.0%

(1)	The Series B preferred units vote on an as-converted basis with our common units and have certain other class voting rights with respect to, among other things, any amendment to the Partnership Agreement or our certificate of limited partnership that would be materially adverse to any of the rights, preferences, or privileges of the Series B preferred units. Each holder may elect to convert all or any portion of its Series B preferred units into common units on a one-for-one basis, subject to customary anti-dilution adjustments and an adjustment for any distributions that have accrued but not been paid when due, at any time after the second anniversary of November 28, 2017. Under certain conditions, we may elect to convert all or any portion of the Series B preferred units into common units at any time after the second anniversary of November 28, 2017. We may also may elect to redeem the Series B preferred units at any time during the 90-day period beginning on the sixth anniversary of November 28, 2017 at a redemption price equal to 105% of $20.3926 (the “Issue Price”) plus any accrued and unpaid distributions on the applicable Series B preferred units, and at any time during the 90-day period beginning on each Readjustment Date (as defined in the Partnership Agreement) at a redemption price payable wholly in cash equal to the Issue Price plus any accrued and unpaid distributions on the applicable Series B preferred units.
(2)	Percentages based upon 14,711,219 Series B preferred units issued and outstanding as of April 19, 2018.
(3)	Mineral Royalties One, L.L.C. is the record holder of 14,711,219 Series B Cumulative Convertible Preferred Units. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on Nasdaq. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group CEMOF II, L.L.C., which is the general partner of CEMOF II General Partner, L.P., which is the general partner of CEMOF II AIV, L.P., which is the managing member of Mineral Royalties One, L.L.C. Accordingly, each of these entities may be deemed to share beneficial ownership of the Series B Cumulative Convertible Preferred Units owned of record by Mineral Royalties One, L.L.C.

The address of CEMOF II General Partner, L.P. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

The audit committee of the Board of the General Partner has appointed Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2018. Ernst & Young served as our independent registered public accounting firm for the year ended December 31, 2017.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they choose to do so. They will also be available to respond to appropriate questions and inquiries from unitholders.

Unitholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by the Partnership Agreement or otherwise. We have submitted ratification to a vote of the unitholders because we believe it is consistent with best practices in corporate governance to do so. If the unitholders fail to ratify the selection, the audit committee will reconsider the retention of that firm, but may retain such independent registered public accounting firm regardless. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our unitholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST &

YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR

ENDING DECEMBER  31, 2018.

Changes in our Independent Registered Public Accounting Firm

On March 15, 2016, the audit committee of the Board approved the dismissal of BDO USA, LLP (“BDO”) as our independent registered public accounting firm. On March 15, 2016, the audit committee notified BDO of its dismissal effective immediately.

From January 1, 2016 through March 15, 2016, there were (i) no disagreements between us and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its reports on the consolidated financial statements for such years and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On March 15, 2016, the audit committee of the Board approved the engagement of Ernst & Young as our independent registered public accounting firm. Ernst & Young was formally engaged on March 20, 2016.

From January 1, 2016 through March 15, 2016, neither us nor anyone on our behalf consulted with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Audit and Other Fees

For the years ended December 31, 2017 and 2016, consolidated fees billed to us by Ernst & Young, our independent registered public accounting firms for those periods, were as follows (in thousands):

	Year Ended December 31,
Fees Paid	2017	2016
Audit Fees (1)	$1,248	$1,259
Audit-Related Fees (2)	35	—
Tax Fees (3)	—	—
All Other Fees (4)	2	21

Total	1,285	$1,280

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements, including those included in our Annual Report on Form 10-K, and a review of interim financial statements, including those included in our Quarterly Reports on Form 10-Q, (ii) the filing of our Shelf Registration Statements on Form S-3, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) accounting consultations.
(2)	Audit-Related Fees consist of the aggregate fees billed for professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s financial services.
(3)	Tax Fees consist of the aggregate fees billed for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	Other Fees consist of aggregate fees billed for professional services rendered by the principal accountant that are not included in Audit Fees, Audit-Related Fees, or Tax Fees.

As outlined in its charter, the audit committee of the Board of the General Partner is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between us and our independent auditors. For the year ended December 31, 2017, the audit committee pre-approved 100% of the services described above.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Act, affords the limited partners a vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation and is not a vote on our general compensation policies, compensation of the Board, or our compensation policies as they relate to risk management.

We believe the Partnership’s success is dependent on our employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality employees. The Compensation Committee believes that our current executive compensation program reflects a pay-for-performance philosophy and aligns the interests of our executive officers and the limited partners. Our core executive compensation practices are summarized below:

What We Do		What We Don’t Do

✓	Link annual incentives to the achievement of a pre-established performance goals	×	Tax gross ups

✓	Provide 50% of our long-term compensation in the form of performance-based incentives	×	“Single trigger” change-in-control payments

✓	Regularly evaluate the risks of our compensation programs	×	Excessive perquisites

✓	Maintain an independent Compensation Committee	×	Hedging of Partnership units

✓	Engage an independent compensation consultant	×	Guaranteed bonuses for executive officers

✓	Maintain a clawback policy

✓	Emphasize performance-based, at-risk compensation

✓	Maintain robust unit ownership and retention guidelines

The Board of the General Partner invites you to review carefully the “Executive Compensation and Other Information” section and asks that you cast your vote to endorse our executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to the Partnership’s named executive officers, as disclosed in the 2018 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Pursuant to the Partnership Agreement, this proposal requires approval by a majority of the votes cast by the unitholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. While this vote does not bind the Board to any particular action, the Board values the input of the limited partners and will take into account the outcome of this vote in considering future compensation arrangements. We include this limited partner advisory vote annually, and we expect that the next such vote will occur at the 2019 Annual Meeting of Limited Partners. Please see “Proposal 4 — Non-Binding Advisory Vote to Approve the Frequency of Future “Say-on-Pay” Votes” on page 46.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY

RESOLUTION REGARDING EXECUTIVE COMPENSATION.

PROPOSAL 4 — NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE “SAY-ON-PAY” VOTES

As described in Proposal 3 above, Section 14A(a)(1) of the Exchange Act affords the limited partners an advisory “say-on-pay” vote to approve our executive compensation program. As required by Section 14A of the Exchange Act, this proposal affords the limited partners an advisory vote on the frequency of future say-on-pay votes. The advisory vote on the frequency of say-on-pay votes is a non-binding vote as to how often future say-on-pay votes should occur: every year, every two years, or every three years. In addition, limited partners may abstain from voting on this Proposal 4. Section 14A of the Exchange Act requires the Partnership to hold the advisory vote on the frequency of say-on-pay votes at least once every six years.

The Board recommends that the advisory vote on executive compensation be held every year. In formulating its recommendation on this proposal, the Board considered that an advisory vote on executive compensation held every year would best enable the limited partners to timely express their views on our executive compensation program and enable the Board and the Compensation Committee to determine current limited partner sentiment. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on executive compensation provides the Partnership with more direct and immediate feedback on our compensation disclosures. However, limited partners should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s Annual Meeting of Limited Partners.

Limited partners are being asked to vote among the following frequency options (not solely for or against the recommendation of the Board):

Choice 1—every one year;

Choice 2—every two years;

Choice 3—every three years; or

Choice 4—abstain from voting.

Pursuant to the Partnership Agreement, this proposal requires approval by a majority of the votes cast by the unitholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of establishing quorum but otherwise will have no effect on this proposal. This advisory vote on the frequency of future say-on-pay votes is not binding on the Partnership or the Board. However, the Board values the input of the limited partners and will take into account the result of the vote when determining the frequency of future say-on-pay votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR CHOICE 1 (AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN THE PROXY STATEMENT

TO OCCUR EVERY “ONE YEAR”).

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the audit committee members shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Black Stone Minerals, L.P. (the “Partnership”) specifically incorporates such information by reference in such filing.

The Board of Directors of the Partnership’s general partner (the “Board”) has determined that all current audit committee members are (i) independent, as defined in Rule 10A-3 promulgated under the Exchange Act, (ii) independent under the standards set forth by the New York Stock Exchange, and (iii) financially literate. In addition, Ms. Carin M. Barth qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The audit committee has reviewed and discussed with the Partnership’s management the audited consolidated financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017. The audit committee discussed with Ernst & Young, the Partnership’s independent registered public accounting firm for the year ended December 31, 2017, matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”).

Ernst & Young also provided to the audit committee the written disclosure required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the audit committee concerning independence. The audit committee discussed with Ernst & Young the firm’s independence.

Based on the audit committee’s discussions with management and Ernst & Young, and the audit committee’s review of the report of Ernst & Young to the audit committee, the audit committee recommended that the Board include the audited consolidated financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

The Audit Committee:

Carin M. Barth

Ricky J. Haeflinger

Jerry V. Kyle, Jr.

William E. Randall

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the unitholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES FOR THE 2019 ANNUAL MEETING

If our 2019 Annual Meeting is held within 30 days before or 70 days after June 14, 2019, in order to nominate a person for election to the Board of the General Partner, notice must be received in writing by our Investor Relations Department at our principal executive offices at 1001 Fannin Street, Suite 2020, Houston, Texas 77002, no later than the close of business on March 16, 2019, and no earlier than February 14, 2019. If our 2019 Annual Meeting is held more than 30 days before or 70 days after June 14, 2019, unitholder nominations to the Board must be received in writing by our Investor Relations Department at the address listed above not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made by us or the General Partner. All such unitholder nominations must also be otherwise eligible for inclusion under the terms set forth in the Partnership Agreement. For additional information, please read “Governance Matters—Director Nominations—Nomination of Director Candidates by Unitholders.”

Any unitholder who wishes to submit a proposal that is not related to the nomination of persons for election to the Board of the General Partner for inclusion in the proxy materials and for presentation at the 2019 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, unitholder proposals should be received by our Investor Relations Department not later than December 27, 2018. Any unitholder who wishes to submit a proposal for inclusion in the proxy materials for our 2019 Annual Meeting must submit such proposal by the dates referred to above, or it will be considered untimely.

ANNUAL MEETING OF LIMITED PARTNERS OF

BLACK STONE MINERALS, L.P.

June 14, 2018

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card, and Black Stone Minerals, L.P.’s Annual Report on Form 10-K

are available at http://www.astproxyportal.com/ast/20065

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓	Please detach along perforated line and mail in the envelope provided.	↓

⬛	21230304000000000000 4	061418

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1, “FOR” PROPOSAL 2, “ FOR” PROPOSAL 3, AND “ ONE YEAR” IN PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.  Election of directors to the board of directors of Black Stone Minerals, L.P.’s general partner, each to serve until the 2019 annual meeting of limited partners and thereafter until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal:

				2. Ratification of the appointment of Ernst & Young LLP as Black Stone Minerals, L.P.’s independent registered public accounting firm for the year ending December 31, 2018.		FOR ☐	AGAINST ☐	ABSTAIN ☐

				3. Approval on a non-binding advisory basis, the compensation of the executive officers of Black Stone Minerals, L.P.’s general partner, for the year ended December 31, 2017.		FOR ☐	AGAINST ☐	ABSTAIN ☐

				4. Approval on a non-binding advisory basis, the preferred frequency of advisory votes on executive compensation.	1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

¡  William G. Bardel

¡  Carin M. Barth

¡  Thomas L. Carter, Jr.

¡  D. Mark DeWalch

¡  Ricky J. Haeflinger

¡  Jerry V. Kyle, Jr.

¡  Michael C. Linn

¡  John H. Longmaid

¡  William N. Mathis

¡  William E. Randall

¡  Alexander D. Stuart

¡  Allison K. Thacker

______ ______ ______ ______ ______ ______ ______ ______ ______ ______ ______ ______

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, FOR Proposal 3, and ONE YEAR in Proposal 4.

				INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (🌑).

To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Unitholder	Date:	Signature of Unitholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BLACK STONE MINERALS, L.P.

Proxy for Annual Meeting of Limited Partners on June 14, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas L. Carter, Jr. and Steve Putman, and each of them, with full power of substitution and power to act alone, as proxies to vote all the units which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Black Stone Minerals, L.P., to be held on June 14, 2018 at 2:00 p.m., at the Four Seasons Hotel- Houston, 1300 Lamar Street, Houston, Texas, 77002, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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